SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Ruby Tuesday, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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August 27, 2014

Dear Shareholders:

     You are cordially invited to attend the 2014 Annual Meeting of Shareholders of Ruby Tuesday, Inc. on Wednesday, October 8, 2014, at 11:00 a.m., Eastern Daylight Time, at our Restaurant Support Center at 150 West Church Avenue, Maryville, Tennessee 37801. The Notice of Annual Meeting of Shareholders and Proxy Statement accompanying this letter describe the specific business to be acted upon. At this year’s meeting, you will have the opportunity to vote on the election of three Class I directors; to approve, on an advisory basis, our executive compensation; and to ratify the selection of our independent registered public accounting firm, KPMG LLP.

     We sincerely hope that you will be able to attend the meeting in person, and we look forward to seeing you. Whether or not you expect to be present, please promptly vote and submit your proxy by telephone, over the Internet or, if you receive paper copies of the proxy materials, by following the instructions on the proxy card. If you attend the meeting, you may revoke your proxy and vote your own shares.

Sincerely,

RUBY TUESDAY, INC.

James J. (J.J.) Buettgen
Chairman of the Board, President and Chief Executive Officer

150 West Church Avenue • Maryville, Tennessee 37801 • (865) 379-5700 • Facsimile (865) 379-6826

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF RUBY TUESDAY, INC.

Date:	Wednesday, October 8, 2014

Time:	11:00 a.m. Eastern Daylight Time

Place:	Ruby Tuesday, Inc. Restaurant Support Center
150 West Church Avenue
Maryville, Tennessee 37801

Record Date:	August 11, 2014

Voting Matters:

1.	To elect three Class I directors for a term of three years to the Board of Directors;
2.	To approve an advisory resolution on executive compensation;
3.	To ratify the selection of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 2, 2015; and
4.	To transact any other business that may properly come before the Annual Meeting or any adjournment(s) thereof.

Only shareholders of record at the close of business on August 11, 2014 are entitled to notice of, and to vote at, the Annual Meeting.

The mailing address of the Company’s principal executive office is 150 West Church Avenue, Maryville, Tennessee 37801, and the telephone number is (865) 379-5700.

It is important that your shares are represented at the Annual Meeting. Even if you plan to attend the meeting, we ask that you please promptly vote and submit your proxy either by telephone or over the Internet. If you received a paper copy of proxy materials by mail, please complete, date, sign and mail the enclosed proxy in the envelope provided. If you attend the Annual Meeting, you may revoke your proxy and vote your own shares.

By Order of the Board of Directors,

Scarlett May
Senior Vice President, Chief Legal Officer and Secretary

August 27, 2014
Maryville, Tennessee

Important Notice Regarding the Internet Availability of Proxy Materials
for the Annual Meeting to be Held on October 8, 2014:

The Company’s Proxy Statement for the Annual Meeting of Shareholders, the proxy card, and Annual Report for fiscal year 2014 are available on the following website: https://materials.proxyvote.com/781182

Notice of Annual Meeting

RUBY TUESDAY, INC.
PROXY STATEMENT FOR 2014 ANNUAL MEETING OF SHAREHOLDERS

RUBY TUESDAY, INC.
PROXY STATEMENT FOR 2014 ANNUAL MEETING OF SHAREHOLDERS

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

	For More Information	Board Recommendation
Proposal One: Election of Directors	Page 7	✓ For Each Nominee
Proposal Two: Advisory resolution on executive compensation	Page 68	✓ For
Proposal Three: Ratification of independent registered public accounting firm	Page 72	✓ For

2014 Proxy Statement	1

Director and Director Nominee Information						Committee
						Memberships
					Class
		Director			Term				Other Public
Name	Age	Since	Occupation	Independent	Expiring	AC	EC	G	Company Boards
Mark W. Addicks Nominee	59	2014	Senior Vice President, Chief Marketing Officer General Mills Inc.	✓	Class I 2014	✓		✓
James J. Buettgen (C)	54	2012	Chairman, President and Chief Executive Officer Ruby Tuesday, Inc.		Class III 2016
F. Lane Cardwell, Jr.	62	2012	President Cardwell Hospitality Advisory	✓	Class II 2015	✓	✓	✓
Kevin T. Clayton	51	2006	President and Chief Executive Officer Clayton Homes, Inc.	✓	Class II 2015		✓	C
Donald E. Hess Nominee	65	2014	Chief Executive Officer Southwood Partners	✓	Class I 2014		✓	✓
Bernard Lanigan, Jr.	66	2001	Chairman and Chief Executive Officer Southeast Asset Advisors, Inc.	✓	Class III 2016	C
Jeffrey J. O’Neill	58	2012	Former President and Chief Executive Officer The Einstein Noah Restaurant Group	✓	Class II 2015	✓		✓
Stephen I. Sadove (LD) Nominee	63	2002	Former Chairman and Chief Executive Officer, Saks Incorporated	✓	Class I 2014		C		Aramark Colgate-Palmolive Co. J.C. Penney Company, Inc.
AC	Audit Committee
EC	Executive Compensation Committee
G	Governance Committee
✓	Member
C	Chair
LD	Lead Director

2	2014 Proxy Statement

GENERAL INFORMATION

The following Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Ruby Tuesday, Inc. (the “Board” or “Board of Directors”), a Georgia corporation (the “Company”), of proxies to be used in voting at the Annual Meeting of Shareholders of the Company to be held on Wednesday, October 8, 2014, at 11:00 a.m. Eastern Daylight Time, at the Company’s Restaurant Support Center at 150 West Church Avenue, Maryville, Tennessee 37801 and at any adjournment(s) thereof (the “Annual Meeting”). This Proxy Statement and accompanying proxy and/or the Notice of Internet Availability were first mailed to shareholders on or about August 27, 2014.

Any shareholder returning a proxy has the power to revoke it prior to the Annual Meeting, either by giving the Secretary of the Company written notice of revocation, by returning a later-dated proxy, or by expressing at the Annual Meeting a desire to vote in person. All shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised, will be voted in the manner specified therein. If a proxy is returned and no specification is made, the proxy will be voted (i) in favor of the election of the three nominees for Class I directors named in this Proxy Statement; (ii) for the approval, on an advisory basis, of the compensation of the Named Executives (as defined below); (iii) in favor of the ratification of the selection of KPMG LLP (“KPMG”) to serve as the Company’s independent registered public accounting firm (the “Auditors”) for the fiscal year ending June 2, 2015; and (iv) in accordance with the best judgment of the proxy holders on any other matter that may properly come before the Annual Meeting.

If you participate in the Company’s Salary Deferral Plan (the “401(k) Plan”), your proxy card will also serve as a voting instruction card for the 401(k) Plan Trustee. If you do not provide voting instructions with respect to the shares held in the 401(k) Plan to the 401(k) Plan Trustee, those shares will not be voted. If you participate in the 401(k) Plan or maintain accounts in more than one name, you may receive more than one Notice of Internet Availability. To be sure that all shares are counted, you must vote and submit the proxy either by telephone or over the Internet or sign and return every proxy card you receive.

The entire cost of soliciting these proxies will be borne by the Company. The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. If necessary, we may use some of our employees to solicit proxies from the shareholders personally or by telephone.

August 11, 2014 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and, accordingly, only holders of Common Stock of record at the close of business

2014 Proxy Statement	3

on that date will be entitled to notice of, and to vote at, the Annual Meeting. The presence in person or by proxy of shareholders of record holding a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. All shares represented by a valid proxy are counted as shares present for determination of a quorum. The number of shares of outstanding Common Stock on August 11, 2014 was 61,839,268, each of which is entitled to one vote at the Annual Meeting.

So long as a quorum is present, the number of votes cast in favor must exceed the votes against in order to (i) elect each of the director nominees named in Proposal One; (ii) approve, on an advisory basis, the compensation of the Named Executives (as defined below); (iii) ratify the selection of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending June 2, 2015; and (iv) approve any other business that may properly come before the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business but will have no effect on the outcome of the voting on the election of directors, the advisory vote on executive compensation, the ratification of the selection of the independent registered public accounting firm, or any other business that may properly come before the Annual Meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules recently adopted by the U.S. Securities and Exchange Commission (the “SEC”), the Company is furnishing proxy materials to shareholders primarily via the Internet instead of mailing printed copies of those materials to each shareholder. On or about August 27, 2014, the Company mailed to shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including the Proxy Statement and the Company’s Annual Report. The Notice of Internet Availability also instructs shareholders on how to access the proxy card to vote through the Internet or by telephone.

This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive the Company’s proxy materials electronically, you will continue to receive these materials via electronic mail unless you elect otherwise.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of August 11, 2014 (except as otherwise noted) regarding the amount of Common Stock beneficially owned by all persons known to the Company to beneficially own more than 5% of the outstanding Common Stock, each director and director nominee of the Company, each Named

4	2014 Proxy Statement

Executive (as defined below), and all directors and executive officers of the Company as a group. An asterisk (*) indicates beneficial ownership of less than 1% of the outstanding Common Stock. Unless otherwise indicated, the address for each person listed is c/o Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801.

Name or Group	Number of Shares	Percent of
	Beneficially Owned(1)	Class(2)
Five Percent Shareholders
FMR LLC and	7,200,000	11.6%
Edward C. Johnson, III(3)
Dimensional Fund Advisors LP(4)	5,270,896	8.6%
BlackRock, Inc.(5)	5,211,223	8.5%
Donald Smith & Co., Inc.(6)	3,410,804	5.6%
The Vanguard Group(7)	3,399,045	5.5%
Directors and Named Executive Officers
Mark W. Addicks	-	*
James J. Buettgen(7)	1,106,970	1.8%
F. Lane Cardwell, Jr.(9)	46,498	*
Kevin T. Clayton(10)	98,486	*
Donald E. Hess	50,000	*
Bernard Lanigan, Jr.(11)	243,397	*
Jeffrey J. O’Neill(12)	20,556	*
Stephen I. Sadove(13)	132,846	*
Todd A. Burrowes(14)	279,693	*
Jill M. Golder(15)	94,113	*
Scarlett A. May(16)	110,206	*
All directors and executive officers as	2,182,765	3.5%
a group (11 persons)(17)
Former Directors and Named Executive Officers
Matthew A. Drapkin	-	*
Robert F. LeBoeuf	-	*
Kimberly S. Grant	-	*
Michael O. Moore(18)	66,389	*
Jeff C. Wood(19)	41,890	*

--------------------

(1)	The amounts shown include: (i) shares subject to currently exercisable options and options exercisable within 60 days after August 11, 2014; and (ii) unvested restricted shares that are subject to service criteria. Unless otherwise noted, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him or her.

2014 Proxy Statement	5

(2)	“Percent of Class” has been calculated by taking into account all shares as to which the indicated person has sole or shared voting or investment power (including unvested restricted shares and shares subject to currently exercisable options and options exercisable within 60 days after August 11, 2014), without regard to any disclaimers of beneficial ownership by the person indicated. Except for the five percent shareholders whose holdings are reflective as of the dates shown below, percentage of ownership is based on 62,228,618 shares of Common Stock outstanding as of August 11, 2014 (this amount includes 389,350 options exercisable by Named Executives within 60 days of August 11, 2014).
(3)	The information presented is based solely on the Schedule 13F-HR filed with the SEC by FMR LLC, reporting beneficial ownership as of March 31, 2014, and the percentage beneficially owned was determined based on the shares outstanding as of the record date. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(4)	The information presented is based solely on the Schedule 13G/A filed with the SEC reporting beneficial ownership as of December 31, 2013, and the percentage beneficially owned was determined based on the shares outstanding as of that date. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(5)	The information presented is based solely on the Schedule 13G/A filed with the SEC by BlackRock, Inc. reporting beneficial ownership as of December 31, 2013, and the percentage beneficially owned was determined based on the shares outstanding as of that date. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(6)	The information presented is based solely on the Schedule 13G filed with the SEC reporting beneficial ownership as of December 31, 2013, and the percentage beneficially owned was determined based on the shares outstanding as of that date. The address of Donald Smith & Co., Inc. is 152 West 57th Street, New York, NY 10019.
(7)	The information presented is based solely on the Schedule 13G filed with the SEC reporting beneficial ownership as of December 31, 2013, and the percentage beneficially owned was determined based on the shares outstanding as of that date. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(8)	The total amount for Mr. Buettgen includes 732,889 unvested restricted shares and options exercisable within 60 days after August 11, 2014 to purchase 224,081 shares.
(9)	The total amount for Mr. Cardwell includes 10,083 unvested restricted shares.
(10)	The total amount for Mr. Clayton includes 10,083 unvested restricted shares.
(11)	The total amount includes 134,000 shares held by a partnership with shared control and in which Mr. Lanigan has shared voting and investment power; 12,830 shares held in a family limited partnership; and 10,083 unvested restricted shares.
(12)	The total amount for Mr. O’Neill includes 10,083 unvested restricted shares.
(13)	The total amount for Mr. Sadove includes 77,705 shares held in a grantor retained annuity trust and 10,083 unvested restricted shares.
(14)	The total amount for Mr. Burrowes includes 180,900 unvested restricted shares and options exercisable within 60 days after August 11, 2014 to purchase 42,325 shares.
(15)	The total amount for Ms. Golder includes 84,410 unvested restricted shares and options exercisable within 60 days after August 11, 2014 to purchase 4,703 shares.
(16)	The total amount for Ms. May includes 32,283 unvested restricted shares and options exercisable within 60 days after August 11, 2014 to purchase 44,878 shares.
(17)	The total amount includes 1,080,897 unvested restricted shares and options exercisable within 60 days after August 11, 2014 to purchase 315,987 shares. Including former directors and executive officers, there were 1,080,897 unvested restricted shares and options exercisable within 60 days after August 11, 2014 to purchase 389,350 shares.
(18)	The total amount for Mr. Moore includes options exercisable within 60 days after August 11, 2014 to purchase 39,503 shares.
(19)	The total amount for Mr. Wood assumes the vesting of restricted stock and options exercisable within 60 days after August 11, 2014 to purchase 33,860 shares.

6	2014 Proxy Statement

PROPOSAL ONE: ELECTION OF DIRECTORS

Introduction

In fiscal year 2014, our Board continued to evolve and strengthen in a way that compliments the Company’s brand transformation. Since the start of fiscal year 2014, we had the following transitions in our Board:

  Mr. Buettgen was appointed the Chairman of the Board.
  Mr. Drapkin stepped down after the expiration of the standstill period in a June 30, 2011 agreement with the Company.
  Mr. Sadove was appointed Lead Independent Director (“Lead Director”).
  Mr. Addicks and Mr. Hess joined the Board.

The Board’s new members bring an array of skills and experience, adding a mix of new perspectives and seasoned business leadership. Mr. Addicks has more than 25 years of experience in the food and beverage industry and has served as the Chief Marketing Officer at General Mills since 2007. Mr. Hess has extensive experience in the retail industry and was President and Chief Executive Officer of Parisian, Inc. and served on the board of directors of Proffitt’s and Saks Inc. The Board believes it currently has the right mix of skills and experience to effectively guide the Company moving forward.

During the early stages of the Company’s executive officer transitions and brand transformation, the Board deemed it prudent to best achieve shareholder value by separating the roles of Chairman and Chief Executive Officer in order to support and guide those changes. Because the new executive leadership team was largely in place and the Board believes the brand transformation is beginning to take hold, the Board viewed the departure of Mr. Drapkin as an opportune time to again consolidate the Chairman and Chief Executive Officer roles to enable Mr. Buettgen and the leadership team to more efficiently and effectively carry out the brand transformation. The Board is confident in Mr. Buettgen’s leadership and direction for the Company and believes the best structure to support shareholder value at this time is to provide an active, experienced Lead Director along with a strong, independent Board comprised of business veterans with a mix of skills and perspectives.

Election Process

The Company’s Articles of Incorporation provide for three classes of directors with staggered, three-year terms of office. The Articles of Incorporation require that, upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors or until their earlier resignation, death, or removal from office. The Company’s Articles of Incorporation and its Bylaws provide that the Board shall consist of not less than three nor more than 12 directors and authorize the exact number to be fixed from time to time by resolution of a majority of the Board or by the affirmative vote of the holders of at least 80% of all outstanding shares entitled to vote in the election of directors, voting together as a single class. The size of the Board is currently fixed at eight directors. The terms of office

2014 Proxy Statement	7

of the Class I directors expire at the Annual Meeting. The Board has nominated Stephen I. Sadove, Mark W. Addicks, and Donald E. Hess to serve in Class I of the Board for a term of three years. The Class II directors and the Class III directors have one year and two years, respectively, remaining on their terms of office.

It is intended that persons named in the accompanying form of proxy will vote for the three nominees listed below unless instructed to vote against a particular nominee. Although the Board does not expect that any of the nominees identified herein will be unavailable for election, in the event a vacancy in the slate of nominees occurs, the shares represented by proxies in the accompanying form may be voted for the election of a substitute nominee selected by the persons named in the proxy.

Director Nominations

The Governance Committee is responsible for identifying individuals qualified to become Board members and recommending director nominees to the Board. In addition, the Company’s Articles of Incorporation provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors so long as written notice of such shareholder’s intent to make such nomination has been given (i) no later than 90 days in advance of the Annual Meeting, or (ii) with respect to any election to be held at a special meeting of shareholders for the election of directors, no later than the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.

Each notice of intent to nominate one or more persons for the election of directors must set forth, in addition to such information as may be required by the Bylaws, (i) the name and address of the shareholder making the nomination and the person or persons being nominated; (ii) a representation that the shareholder is a holder of record of shares of Common Stock entitled to vote at the Annual Meeting and that the shareholder intends to appear either in person or by proxy at the Annual Meeting to nominate the person or persons described in the notice; (iii) a description of any arrangements or understandings between the shareholder, each nominee and any person or persons pursuant to which the shareholder intends to make the nomination; (iv) such other information regarding each nominee as would be required by the proxy rules of the SEC if the nominee were to be nominated by the Board; and (v) the consent of each nominee to serve as a director of the Company.

The Governance Committee has adopted a formal policy and procedure with regard to the consideration of any director candidates recommended by shareholders. Consistent with these procedures, the Governance Committee will consider director candidates recommended by the Company’s shareholders. Recommendations may be sent to the Governance Committee, c/o Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801.

8	2014 Proxy Statement

The Governance Committee identifies potential nominees for director through a variety of business contacts including current directors, community leaders, and shareholders. To the extent necessary, the Governance Committee may retain professional search firms and other advisors to identify potential candidates.

Qualifications for All Directors

In considering potential candidates for election to the Board, the Governance Committee observes the following guidelines, among other considerations: (i) the composition of the Board must include a majority of independent directors; (ii) each director nominee shall be selected without regard to sex, race, religion or national origin; (iii) each director nominee should be an individual of the highest character and integrity and have an inquiring mind, vision, and the ability to work well with others; (iv) each director nominee should be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director; (v) each director nominee should possess substantial and significant experience that would be of particular importance to the Company in the performance of the duties of a director; (vi) each director nominee should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director, including, without limitation, consistent attendance at Board of Directors and committee meetings and advance review of Board and committee materials; and (vii) each director nominee should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency.

If the Governance Committee determines that a potential candidate may be qualified to serve on the Board, at least one member of the Governance Committee, as well as the Chairman of the Board and Chief Executive Officer will interview such candidate. The Governance Committee then determines whether to recommend to the Board that a candidate be nominated for approval by the shareholders. The Governance Committee evaluates potential candidates recommended by shareholders in the same manner.

With respect to nominating existing directors, the Governance Committee reviews relevant information available to it, including the most recent individual director evaluations for such candidates, the number of meetings attended, his or her level of participation, biographical information, professional qualifications, and overall contributions to the Company.

The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background, and professional experiences in evaluating candidates for Board membership.

2014 Proxy Statement	9

Qualifications, Attributes, Experience, and Skills of the Board as a Whole

The Board has identified the following qualifications, attributes, experiences, and skills that are important to be represented on the Board as a whole, in consideration of the Company’s current and future goals:

  Management, leadership and strategy;
  Financial expertise;
  Marketing and consumer experience; and
  Risk assessment and capital management.
10	2014 Proxy Statement

DIRECTOR AND DIRECTOR NOMINEE INFORMATION

Information about the directors and director nominees is below including the specific qualifications, attributes, experiences and skills described above.

Director Nominees: Class I – Term Expiring 2017

STEPHEN I. SADOVE (Lead Independent Director)

Age: 63
Director Since: 2002
Committees: Executive
Compensation (Chair)
Public Directorships: Aramark, Colgate-
Palmolive Co., J.C. Penney Company, Inc.
Former Directorships Held Within Last
Five Years: Saks Incorporated

In June 2014, Mr. Sadove joined Marvin Traub Associates to serve as Co-Founder and head of Traub Accelerator and as a member of Traub’s Board of Directors. He previously served as Chief Executive Officer of Saks Incorporated from 2006-2013, acting as Chairman of the Saks Incorporated Board from May 2007-2013. Before becoming Chief Executive Officer, Mr. Sadove served Saks Incorporated as Vice Chairman from January 2002 to March 2004 and served as Vice Chairman and Chief Operating Officer from March 2004 to January 2006. Prior to his position with Saks Incorporated, Mr. Sadove served as Senior Vice President of Brisol-Myers Squibb Company (“Bristol-Myers”) and President of Bristol-Myers Worldwide Beauty Care and Nutritionals from 1996 to January 2002.

Skills and Qualifications:

  Management, leadership and strategy – Leadership roles with several well-known consumer products and retail companies for over 25 years.
  Financial expertise – Executed financial plan of publicly traded company and has overseen and managed operating budgets for various companies throughout his career.
  Marketing and consumer experience – Extensive understanding of consumer products and consumer behavior. Also possesses over 25 years of marketing experience.
  Risk assessment and capital management – Provides the Board with additional insight into issues involving capital allocation, shareholder value and business risk.
MARK W. ADDICKS
Age: 59 Director Since: 2014 Committees: Audit, Governance, Special Committee

Mr. Addicks currently serves as Senior Vice President, Chief Marketing Officer for General Mills Inc., where he is responsible for global brand-building strategy, including advertising, promotions, public relations, design, packaging, online, licensing and multicultural initiatives. He also oversees the company’s well-known Box Tops for Education program and the Pillsbury Bake-Off Contest. Mr. Addicks joined General Mills in 1988, and has since held marketing positions in various divisions. He has led highly successful new product

2014 Proxy Statement	11

development efforts and has received numerous industry awards for his innovation and marketing expertise. Before joining General Mills, he led marketing communication programs for Anderson, Clayton & Company, a diversified foods company based in Houston. During the same period, he started and managed three entrepreneurial businesses in Houston. He holds a bachelor’s degree from the University of Texas and an MBA from Harvard University. In addition, he has been invited as a guest lecturer at some of the nation’s leading business programs, including Harvard, Tuck and the University of Chicago.

Skills and Qualifications:

  Management, leadership and strategy – A member of executive management team at an international packaged goods producer.
  Marketing and consumer experience – Extensive marketing experience as chief marketing officer for General Mills.
DONALD E. HESS
Age: 65 Director Since: 2014 Committees: Executive Compensation, Governance Former Directorships Held Within Last Five Years: Saks Incorporated

Mr. Hess currently serves as the Chief Executive Officer of Southwood Partners, a private investment company and has extensive experience in the retail industry. He was President and Chief Executive Officer of Parisian, Inc. as well as a member of the board of directors of Proffitt’s Inc. and the Lead Director at Saks Incorporated. As President and Chief Executive Officer of Parisian, a department store chain with stores primarily in the southeast, Mr. Hess was instrumental in establishing and executing an expansion strategy leading to significant growth for the company. In addition to his executive leadership and strategic vision, Mr. Hess also oversaw the merchandising and marketing function for the company. Mr. Hess is also engaged in regional, national, and international philanthropic organizations. Mr. Hess holds a bachelor’s degree from Dartmouth College.

Skills and Qualifications:

  Management, leadership and strategy – Held several positions of increasing responsibility with a specialty department store chain over 30 years, including President and Chief Executive Officer.
  Marketing and consumer experience – Oversaw the marketing function and has created and overseen numerous successful marketing campaigns for a specialty department store chain.
12	2014 Proxy Statement

Directors Continuing in Office: Class II – Term Expiring 2015

F. LANE CARDWELL, JR.

Age: 62
Director Since: 2012
Committees: Audit, Executive Compensation
Former Directorships Held Within Last Five
Years: P.F. Chang’s China Bistro, Inc.;
Famous Dave’s of America, Inc.
Last Five Years: P.F. Chang’s China Bistro, Inc.;
Famous Dave’s of America, Inc.

Mr. Cardwell is the President of Cardwell Hospitality Advisory. He previously served as the President of P.F. Chang’s China Bistro (“P.F. Chang’s”) from March 2011 until the company was taken private in mid-2012. Prior to this he was the President and Chief Executive Officer of Boston Market from June 2009 to October 2010. He was the President of Cardwell Hospitality Advisory from June 1999 to June 2009, serving on several public and private boards during that time. He was on the board of P.F. Chang’s from 1999 to 2009, and then again from 2010 to 2012. He served on the board of Famous Dave’s of America from 2003 to 2009, and was interim President and Chief Executive Officer from December 2007 until April 2008. He previously served as President and Chief Executive Officer of Eatzi’s Market and Bakery from 1996 to 1999. Prior to joining Eatzi’s, Mr. Cardwell was Executive Vice President and Chief Administrative Officer and a member of the board of directors of Brinker International (NYSE: EAT). Mr. Cardwell also serves on the board of directors of a private family dining company.

Skills and Qualifications:

  Management, leadership and strategy – 35 years of executive leadership experience in the restaurant industry with 40 restaurant brands, with significant experience as president, CEO or board member for several leading companies.
  Financial expertise – Extensive financial experience including service on the audit committees of public and private companies.
  Marketing and consumer experience – Possesses extensive experience in restaurant marketing, competitive positioning and new concept development.
  Risk assessment and capital management – Experience leading publicly-traded and privately-held restaurant companies; broad corporate governance experience from his service on the board and board committees of other public and private companies.
2014 Proxy Statement	13

KEVIN T. CLAYTON
Age: 51 Director Since: 2006 Committees: Executive Compensation, Governance (Chair)

Mr. Clayton has served as President and Chief Executive Officer of Clayton Homes, Inc. (a Berkshire Hathaway Company) since 1999. Prior to serving as President and Chief Executive Officer, Mr. Clayton served as Chief Operating Officer of Clayton Homes, Inc. from 1997 to 1999 and as Vice President of Clayton Homes, Inc. and President of Vanderbilt Mortgage and Finance, Inc. from 1995 until 1997.

Skills and Qualifications:

  Management, leadership and strategy – Chief executive officer experience through his leadership roles with Clayton Homes, Inc., which was a publicly-traded company prior to Berkshire Hathaway’s acquisition of the company in 1999.
  Financial expertise – Possesses in-depth knowledge and experience in the areas of finance, lending and credit markets.
  Marketing and consumer experience – Extensive sales and marketing experience in the housing industry including the retail sales of manufactured and modular homes.
  Risk assessment and capital management – Provides the Board with additional insight into issues involving capital allocation, shareholder value and business risk.

JEFFREY J. O’NEILL
Age: 58 Director Since: 2012 Committees: Audit, Governance Former Directorships Held Within Last Five Years: Einstein Noah Restaurant Group

Mr. O’Neill served as President and Chief Executive Officer of The Einstein Noah Restaurant Group from 2008 until 2014. In May 2005, Mr. O’Neill joined Priszm Income Fund in Toronto, Canada and served as its President and Chief Operating Officer until being named Chief Executive Officer in January 2008. Priszm Income Fund owned and operated 465 quick service and quick casual restaurants (KFC, Taco Bell, and Pizza Hut) across seven Canadian provinces. From 1999 until 2003, Mr. O’Neill served as President of Pepsi-Cola Canada, and from February 2003 through March 2005 he worked as part of PepsiCo’s acquisition of The Quaker Oats Company, where he served as Vice President of Sales for Quaker Foods USA.

Skills and Qualifications:

  Management, leadership and strategy – Chief executive officer experience through his leadership roles with Einstein Noah, Priszm Income Fund, Quaker Foods and Pepsi-Cola Canada.
  Financial expertise – Responsible for all aspects of profit and loss management including quarterly reporting and responsibilities related to a publicly-traded bagel/bakery chain restaurant company focused in the fast-casual segment.
14	2014 Proxy Statement

  Marketing and consumer experience – Possesses extensive experience in marketing, strategic planning and consumer research.
  Risk assessment and capital management – Extensive experience in overseeing business risk and designing and implementing strategies to increase shareholder value.

Director Continuing in Office: Class III – Term Expiring 2016

JAMES J. BUETTGEN (Chairman, President and Chief Executive Officer)
Age: 54 Director Since: 2012

Mr. Buettgen joined the Company in December 2012 as President and Chief Executive Officer and became Chairman of the Board in 2013. Prior to joining the Company, Mr. Buettgen served as Senior Vice President, Chief Marketing Officer of Darden Restaurants, Inc. (“Darden”) from June 2011 to November 2012 and as Senior Vice President, New Business Development of Darden from May 2007 to June 2011. Additionally, Mr. Buettgen served as President of Darden’s former Smokey Bones Barbeque & Grill concept from November 2004 to May 2007. Prior to his tenure at Darden, among other positions, Mr. Buettgen served as Senior Vice President of Marketing and Brand Development for Brinker International, Inc.; Senior Vice President of Marketing and Sales for Disneyland Resorts, a division of the Walt Disney Company; Senior Vice President of Marketing for Hollywood Entertainment Group; and held various marketing positions with General Mills, Inc.

Skills and Qualifications:

  Management, leadership and strategy – Leadership experience as Chairman, President and Chief Executive Officer of the Company and previous leadership of casual dining concept.
  Marketing and consumer experience – Extensive experience in marketing, strategic planning and consumer research for major restaurant and entertainment companies.
  Risk assessment and capital management – Experience as Chairman, President, and Chief Executive Officer in overseeing business risk and designing and implementing strategies to increase shareholder value.
BERNARD LANIGAN, JR.
Age: 66 Director Since: 2001 Committees: Audit (Chair) Former Directorships Held Within Last Five Years: Texas Industries, Inc.

Mr. Lanigan founded and has served as Chairman and Chief Executive Officer of Southeast Asset Advisors, Inc., a registered investment advisor and wealth management company, since 1991. Also, Mr. Lanigan founded and has served as Chairman of Lanigan & Associates, P.C., Certified Public Accountants and Consultants, since 1974. Mr. Lanigan previously served on the board of directors of Texas Industries, Inc., and currently serves on the board of directors of Lykes Brothers, Inc., a private corporation, as well as non-public companies and endowments and private foundations.

2014 Proxy Statement	15

Skills and Qualifications:

  Management, leadership and strategy – More than 40 years of leadership experience through founding, establishment, and management of companies that provide investment and advisor services, accounting, tax, financial and strategy consulting services. Served on numerous boards and currently serves on another public company board.
  Financial expertise – Certified public accountant for 40 years and has over 35 years of experience in tax, accounting, investment advising, valuations, and mergers and acquisitions as both advisor and principal.
  Marketing and consumer experience – Thorough understanding of the casual dining industry and our customer base, as well as investing in industry companies for many years.
  Risk assessment and capital management – Extensive knowledge of and experience in accounting, tax, financial markets, lending, financing instruments, capital allocation and investing.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE THREE NOMINEES FOR CLASS I DIRECTORS NAMED ABOVE.

Directors’ Independence

As required by NYSE corporate governance standards, at all times a majority of the members of the Company’s Board are “independent” within the meaning of NYSE rules. To assist it in making the annual affirmative determination of each director’s independence, the Board has adopted Categorical Standards of Director Independence (“Categorical Standards”) which are posted on our website at http://rubytuesday.com/investors/governance. A director will be considered “independent” only if he or she meets the requirements of the Categorical Standards and the criteria for independence set forth from time to time by the NYSE corporate governance standards.

The Board has affirmatively determined that all of the Company’s directors, with the exception of Mr. Buettgen, are “independent” under the Categorical Standards and the NYSE corporate governance standards. Mr. Buettgen is disqualified from being “independent” because he is also an executive officer of the Company. Each member of the Board’s Audit, Executive Compensation, and Governance Committees is “independent” as required by the respective charters of each Committee and the NYSE corporate governance standards.

The Board’s Role in Risk Oversight

The Board is responsible for oversight of the various risks facing the Company. Risks are considered in virtually every business decision and as part of our culture and business strategy. The Board recognizes that appropriate risk-taking is essential for the Company to remain competitive and achieve its long-term goals.

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The Board has implemented the following risk oversight framework:

  know the major risks inherent in the Company’s business and strategy;
  evaluate risk management processes;
  encourage open and regular communication about risks between management and the Board; and
  cultivate a culture of integrity and risk awareness.

While the Board oversees risk, Company management is responsible for managing risk. We have strong internal processes to identify, manage and mitigate risk and communicate appropriately with the Board. These processes include quarterly risk assessment updates to the directors, regular management disclosure committee meetings, our Code of Business Conduct and Ethics and Code of Ethical Conduct for Financial Professionals, thorough quality assurance standards and systems, and a comprehensive internal and external audit process. Management communicates routinely with the Board, Board Committees and individual directors on the significant risks identified and how they are being managed, and directors are free to communicate directly with Internal Audit and senior management.

The Board implements its risk oversight function both as a whole and through Committees. Board committees meet regularly and report back to the full Board. The particular role each Committee plays in carrying out the risk oversight function is as follows:

  The Audit Committee oversees the risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the internal audit function and the Company’s ethics programs, including the Code of Business Conduct and Ethics, Code of Ethical Conduct for Financial Professionals, and the Company’s Whistleblower Policy. The Audit Committee receives a quarterly analysis from senior management on potential risks to the enterprise; an assessment of the potential severity of such risks; and actions identified to manage or mitigate such risk. The Audit Committee members meet separately with the Company’s Chief Legal Officer; Vice President, Internal Audit; and representatives of the Company’s independent accounting firm.
  The Executive Compensation Committee (the “Compensation Committee”) evaluates the risks and rewards associated with the Company’s compensation philosophy and programs.
  The Governance Committee oversees and evaluates Company policies pertaining to ethics compliance and governance risks, and monitors evolving legislation and trends in these areas.

Board Leadership Structure

Our current Board leadership structure is comprised of a Chairman, our Chief Executive Officer, and seven independent directors. Mr. Drapkin served as Chairman until he stepped down in October 2013. Mr. Buettgen, our Chief Executive Officer, succeeded Mr. Drapkin as Chairman. At that time, Mr. Sadove assumed the role of Lead Director.

2014 Proxy Statement	17

As Chairman of the Board, Mr. Buettgen presides over Board meetings, presides over annual meetings of shareholders, consults and advises the Board and its committees on the business and affairs of the Company, and performs other responsibilities as may be assigned by the Board from time to time. As Chief Executive Officer, Mr. Buettgen is in charge of both overseeing the Company’s day-to-day operations and establishing and leading the execution of the Company’s long-term strategic objectives, subject to the overall direction and supervision of the Board and its committees.

Since combining the Chairman and Chief Executive Officer positions, the Lead Director presides at all meetings of the Board at which the Chairman is not present. The Lead Director may call, and lead, non-management director and independent director sessions. The Lead Director serves as a liaison and facilitates communication between the Chairman and the independent directors. The Lead Director advises the Chairman on the Board’s informational needs, Board meeting agendas, and the schedule of Board meetings.

The Board believes that this leadership structure – combined Chairman and Chief Executive Officer positions, balanced by active and strong non-employee directors with substantial industry experience as well as a diverse array of business experience, and focused committees led by independent directors – best positions the Company to continue its brand and business transformation and ultimately deliver shareholder value.

Committees of the Board of Directors

The Board is responsible for the overall affairs of the Company. To assist the Board in carrying out this responsibility, the Board has delegated certain authority to three standing committees as follows:

Audit Committee
Bernard Lanigan, Jr., Chair Mark W. Addicks F. Lane Cardwell, Jr. Jeffrey J. O’Neill

The Audit Committee maintains communications with the Company’s independent registered public accounting firm as to the nature of the Auditors’ services, fees and such other matters as the Auditors believe may require the Board’s attention. The Audit Committee reviews the Company’s system of internal control over financial reporting and procedures and makes recommendations to the Board regarding them. The responsibilities of the Audit Committee are more fully described in its charter, a copy of which is posted on our website at http://rubytuesday.com/investors/governance. The Audit Committee met once telephonically and four times at regularly scheduled meetings during fiscal year 2014. The Board has determined that each member of the Audit Committee is independent as independence for audit committee members is defined under the NYSE corporate governance requirements and the SEC rules. All of the members of the Audit Committee have significant experience in financial matters and are “financially literate” as defined in Section 303A of the NYSE Listed Company Manual as such qualifications are interpreted by the Board in its business judgment. In addition, the Board has determined that at least one member of the Audit Committee, Mr. Lanigan, is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

18	2014 Proxy Statement

Executive Compensation Committee
Stephen I. Sadove, Chair F. Lane Cardwell, Jr. Kevin T. Clayton Donald E. Hess

The Compensation Committee is responsible for setting the Company’s philosophy regarding executive compensation. The responsibilities of the Compensation Committee are more fully described in its charter, a copy of which is posted on our website at http://rubytuesday.com/investors/governance. The processes utilized by the Compensation Committee in fulfilling its responsibilities are more fully discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Compensation Committee has retained a nationally known firm, Pearl Meyer & Partners, LLC (“Pearl Meyer”), as its independent compensation consultant. The Compensation Committee requests that Pearl Meyer provide information related to the Company’s compensation practices and the compensation practices of its Peer Group, as defined in the “Compensation Discussion and Analysis” section of this Proxy Statement. The scope of Pearl Meyer’s engagement and any fees paid for its services are approved by the Compensation Committee. Management works with Pearl Meyer to provide necessary information about the Company in order to complete the compensation surveys requested by the Compensation Committee. Pearl Meyer does not provide any other services to the Company. Further discussion of Pearl Meyer’s role in the Company’s compensation programs is contained within the “Compensation Discussion and Analysis” section of this Proxy Statement. The Compensation Committee evaluated its engagement with Pearl Meyer and has determined, based on its own assessment, that Pearl Meyer is independent as described in Section 303A.05(c)(iv) of the NYSE Listed Company Manual.

The Compensation Committee met twice telephonically and three times at regularly scheduled meetings during fiscal year 2014. The Board has determined that each member of the Compensation Committee is independent as independence for compensation committee members is defined under the NYSE corporate governance requirements. Each member of the Compensation Committee qualifies as a “non-employee director” as defined under Rule 16b-3 under the Securities Exchange Act of 1934 and as an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

Governance Committee
Kevin T. Clayton, Chair Mark W. Addicks Donald E. Hess Jeffrey J. O’Neill

The Governance Committee (i) identifies individuals qualified to become Board members and recommends director nominees to the Board; (ii) recommends director nominees to the Board to serve on each committee of the Board; (iii) recommends to the Board any changes to the Corporate Governance Guidelines and Code of Business Conduct and Ethics applicable to the Company; and (iv) leads the Board in its performance review of the Board, each committee of the Board, individual directors, and management. The responsibilities of the Governance Committee are more fully described in its charter, a copy of which is posted on our website at http://rubytuesday.com/investors/governance. The Governance Committee met four times during fiscal year 2014. The Board has determined that each member of the Governance Committee is independent as independence for nominating committee members is defined under the NYSE corporate governance requirements.

2014 Proxy Statement	19

Policy with Regard to Directors’ Attendance at the Annual Meeting of Shareholders

The Board has adopted a policy requiring that, absent unusual circumstances, members of the Board are expected to attend each annual meeting of the shareholders of the Company. With the exception of Messrs. Drapkin and Sadove, all members of the fiscal year 2014 Board attended the 2013 Annual Meeting of Shareholders. Messrs. Addicks and Hess were not appointed to the Board until after the fiscal year 2014 Annual Meeting.

Policy by Which a Presiding Director is Chosen to Chair Executive Sessions of Non-Management Directors

Currently, the Lead Director serves as the chair of the executive sessions of the non-management directors. The non-management directors met without management present in executive session four times in fiscal year 2014. Prior to October 27, 2013, Mr. Drapkin served as Chairman of the Board and the Company did not have a Lead Director.

Procedure for Shareholder Communication with Directors

All interested parties may send communications to the Board, to individual directors, or to the non-management directors as a group by mail c/o Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801. All interested parties may also send communications to the Board as a group by electronic mail in care of the Secretary at boardofdirectors@rubytuesday.com. Communications addressed to the non-management members of the Board are reviewed by the Secretary and directed to the appropriate director or directors for their consideration. The Secretary may not filter out any direct communications from being presented to the non-management members of the Board without instruction from directors. The Secretary maintains a record of all communications received that were addressed to one or more directors, including those determined to be inappropriate communications. Such record includes the names of the addressee (if other than the Board as a group), the disposition by the Secretary, and in the case of communications determined to be inappropriate, a brief description of the nature of the communication. The Secretary will provide a copy of the record upon the request of any member of the Board.

Anti-Hedging Policy

The Company prohibits directors and executive officers from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s stock, including prepaid variable forward contracts, equity swaps, collars, and exchange funds.

20	2014 Proxy Statement

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers, directors, and shareholders of greater than ten percent of outstanding shares (“Reporting Persons”) to file certain reports with respect to beneficial ownership of the Company’s equity securities (“Section 16 Reports”). Based solely on the Company’s review of the Section 16 Reports, including any amendments to them, and, where applicable, any written representation from any Reporting Persons that they were not required to file a Form 5, all Section 16(a) filing requirements applicable to the Reporting Persons during and with respect to fiscal year 2014 have been complied with on a timely basis.

Directors’ Fees and Attendance

During fiscal year 2014, the Board met eleven times, including seven telephonic meetings and four regularly scheduled meetings. Each director attended at least 84% of the aggregate total meetings of the Board and committees of which he or she was a member that were held during the fiscal year.

In fiscal year 2013, the Compensation Committee evaluated director compensation relative to the Company’s fiscal year 2012 executive compensation Peer Group and approved certain changes to director compensation in order to align director pay with the Company’s compensation philosophy of compensating executives at the 50th percentile of the Peer Group. Directors who are employees of the Company receive no directors’ fees. Currently, all non-employee directors receive a quarterly retainer as shown in the below table.

		Quarterly					Quarterly
	Quarterly	Audit	Quarterly	Quarterly	Quarterly	Quarterly	Lead
Quarterly	Meeting	Committee	Audit	Compensation	Compensation	Governance	Director
Retainer	Attendance	Members	Committee	Committee	Committee	Committee	Retainer(1)
($)	Fee ($)	($)	Chair ($)	Members ($)	Chair ($)	Chair ($)	($)
16,250	6,250	2,500	5,000	1,875	5,000	1,250	6,250

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(1)	The Retainer and Meeting Fee Compensation for Non-Employee Director policy was amended at the beginning of fiscal year 2014 to account for the Company’s independent Chairman instead of a Lead Director as well as the dissolution of a special Search Committee. When Mr. Drapkin resigned from the Board of Directors and Mr. Buettgen was appointed Chairman, Mr. Sadove was appointed Lead Director. Consequently, the Company revised its policy a second time to provide for a Lead Director retainer in lieu of the retainer for the Chairman.

Non-employee directors serving on the Audit Committee, the Compensation Committee, or the Governance Committee (other than the Chairs of such committees) do not receive any fee for attending committee meetings. Non-employee directors who undertake special projects for the Company or attend special meetings are entitled to fees ranging from $2,500 to $5,000 per day of service, except that they will not be entitled to fees for special meetings that occur on the same day as a meeting of the Board.

2014 Proxy Statement	21

In October 2013, the Company’s shareholders approved the adoption of an amended and restated Ruby Tuesday, Inc. Stock Incentive Plan (the “SIP”) to permit non-employee directors to participate in the plan, although it excludes awards to directors from certain vesting and holding requirements applicable to awards to Company employees. Prior to that time, non-employee directors received equity awards via the Ruby Tuesday, Inc. Stock Incentive and Deferred Compensation Plan for Directors (the “DSOP”). Non-employee director participation in the SIP is designed to provide incentives to eligible directors that are aligned with the interests of shareholders, to encourage share ownership by eligible directors, and to provide a means of recruiting and retaining qualified director candidates. Because the DSOP had only a small number of shares remaining, the Board amended and restated the plan in April 2014 to eliminate the equity award portion of the plan, leaving only the deferred compensation component. The amendment also renamed the DSOP the Ruby Tuesday, Inc. Deferred Compensation Plan for Directors (the “DCPD”).

Prior to its termination, the DSOP was amended to reduce the annual equity award value to $73,000 in order to manage the potentially dilutive effect of a larger-value award of Company stock at a time when the stock price was at historically low levels. In addition, the DSOP provided for a one-year vesting schedule attributable to awards of stock options or restricted stock, except when the annual meeting of shareholders occurs prior to the one-year anniversary of such awards. In that case, the vesting of such awards shall occur on the date of the next regularly scheduled annual meeting of shareholders. Awards granted to non-employee directors under the SIP have been made in accordance with these terms. Further, the SIP expressly limits director awards such that the maximum number of shares of stock that may be granted to any non-employee director during any fiscal year may not exceed the number of shares having a fair market value, as determined on the date of the grant, in excess of $300,000.

The DCPD permits non-employee directors to defer all or a portion (in 25% increments) of their retainers, and any additional meeting and committee fees, to a deferred compensation account. A director’s deferred compensation account is credited as of the last day of each fiscal quarter with an assumed rate of income equal to 90-day U.S. Treasury Bills, based on the weighted average balance of that account during the respective fiscal quarter. Unless a director otherwise timely elects, amounts credited to a director’s deferred compensation account generally will be distributed starting on the earlier of (a) the first day of the calendar month after the director’s 70th birthday or (b) the first January 15 or July 15 following when the director ceases to be a member of the Board.

The Company’s practice under the DSOP and now the SIP is that each non-employee director will be granted a restricted stock award, an award of stock options, or a blend of both as of the date of each annual meeting of the shareholders of the Company, if the director is elected, re-elected, or otherwise continues to serve on the Board following such annual meeting of the shareholders of the Company.

22	2014 Proxy Statement

Any shares subject to restricted stock awards granted pursuant to this annual equity grant will be granted on the date of the annual meeting of shareholders and will be valued at fair market value, defined by the SIP to be the closing price of our Common Stock on the last trading day prior to the grant date as reported by the NYSE. Per the terms of the awards, the shares granted shall vest on the earlier of the day immediately preceding the first anniversary of the grant date for that award or the next regularly scheduled annual meeting of shareholders, provided the director remains a director on such vesting date. The shares may vest earlier in the event of death, disability, the director attaining age 70, certain involuntary departures, or a change in control. Otherwise, any unvested shares shall be forfeited if a director ceases to be a director.

Under both the DSOP and the SIP, any options granted pursuant to this annual equity grant are valued using a commonly accepted option valuation technique and have an exercise price equal to the closing price of our Common Stock as of the trading day before the date of the annual meeting of shareholders. Prior to transitioning the DSOP into the DCPD, the terms of the DSOP provided that each annual stock option had a maximum term of ten years (or any shorter period as specified in an award) and expired no later than 90 days following a director’s voluntary resignation or involuntary termination other than for Cause (as defined in the DSOP) and no later than 15 days following a director’s termination for Cause. The DSOP further provided that awards of stock options vested on the earlier of the first anniversary of the date the option award is granted or the next regularly scheduled annual meeting of shareholders. Options could vest earlier upon the occurrence of events similar to those described for restricted stock awards.

Director Share Ownership Policy

Shares of Common Stock purchased through the exercise of the annual options generally may not be transferred during any period of time, prior to the director’s death, if he or she has not attained his or her target ownership level. A director will be treated as having attained the target ownership level if he or she owns a number of shares of Common Stock with a fair market value equal to or exceeding $250,000. For purposes of determining the target ownership level only, “fair market value” under the DSOP and the SIP means the highest closing price of Common Stock for any day during the 30-day period ending on the date of each annual meeting.

2014 Proxy Statement	23

2014 DIRECTOR COMPENSATION

	Fees Earned or	Stock Awards
Name	Paid in Cash ($)	($)(2)	Total ($)
Mark W. Addicks	22,500	-	22,500
F. Lane Cardwell, Jr.	103,750	73,001	176,751
Kevin T. Clayton	102,500	73,001	175,501
Matthew A. Drapkin(1)	61,250	73,001	134,251
Donald E. Hess	22,500	-	22,500
Bernard Lanigan, Jr.	110,000	73,001	183,001
Jeffrey J. O’Neill	100,000	73,001	173,001
Stephen I. Sadove	110,000	73,001	183,001

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(1)	Mr. Drapkin resigned from the Board of Directors on October 27, 2013, and the $73,001 of restricted shares awarded to him in fiscal year 2014 were forfeited in accordance with the terms of the award.
(2)	Represents the grant date fair value of the equity awards as determined in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company calculates the grant date fair value of restricted shares as the closing price of Common Stock on the date prior to the grant date. The restricted shares awarded in fiscal year 2014 have a grant date fair value of $7.24 per share. Additionally, the assumptions used in calculating the grant date fair value of these awards are disclosed in Note 12 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 3, 2014.

         Outstanding stock award data as of June 3, 2014 is as follows:

Number of Unvested
Name	Stock Awards
Mark W. Addicks	-
F. Lane Cardwell, Jr.	10,083
Kevin T. Clayton	10,083
Matthew A. Drapkin	-
Donald E. Hess	-
Bernard Lanigan, Jr.	10,083
Jeffrey J. O’Neill	10,083
Stephen I. Sadove	10,083

24	2014 Proxy Statement

CORPORATE GOVERNANCE

The Company is committed to the highest standards of integrity and corporate governance. We believe that our corporate governance policies and practices meet or exceed the requirements of the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the NYSE listing standards regarding corporate governance and other applicable corporate governance requirements. In particular:

  the Board has appointed an active, experienced Lead Director;
  the Board has adopted Categorical Standards of Director Independence;
-

the Board has determined that all of the non-management directors are independent, and that all Board committees are composed of directors who are independent, as independence of directors is defined under the NYSE corporate governance requirements and under the Company’s Categorical Standards;

-

the Board has determined that all of the members of the Audit Committee are independent as independence for audit committee members is defined under the NYSE corporate governance requirements and under the Company’s Categorical Standards;

-

each member of the Compensation Committee qualifies as a “non-employee director” (as defined under Rule 16b-3 under the Securities Exchange Act of 1934) and as an “outside director” (as defined in Section 162(m) of the Internal Revenue Code), and the Board has determined that all members of the Compensation Committee are independent under the NYSE corporate governance requirements and under the Company’s Categorical Standards; further, the Compensation Committee utilizes the services of a consultant whom the Committee has expressly determined to be independent as independence for compensation committee advisors is defined under the NYSE corporate governance requirements;

  the Board has established a Governance Committee comprised of independent directors, which adopted its own charter;
  the Board has adopted Corporate Governance Guidelines;
  the Board has adopted a Code of Business Conduct and Ethics applicable to all of the Company’s employees, including our executive officers; and
  the Board has represented that it will not, without prior shareholder approval, issue any series of preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly.

The Company’s Audit Committee Charter, Executive Compensation Committee Charter, Governance Committee Charter, Code of Business Conduct and Ethics, Corporate Governance Guidelines, Categorical Standards for Director Independence, Whistleblower Policy, and Code of Ethical Conduct for Financial Professionals can be found on our website at http://rubytuesday.com/investors/governance. These materials are also available in print, without charge, upon request directed to the Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801.

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COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides information concerning the compensation of the Company’s Chief Executive Officer, former Chief Financial Officer (who served through the entire 2014 fiscal year), and each of the three other executive officers of the Company who were the most highly compensated in fiscal year 2014, as well as two former executive officers who have separated employment with the Company (collectively, these persons are hereinafter referred to as the “Named Executives”). For fiscal year 2014, the Named Executives were:

Name	Title
James J. Buettgen (“J.J. Buettgen”)	President and Chief Executive Officer (“President, CEO”)
Michael O. Moore (“M.O. Moore”)(1)	Executive Vice President, Chief Financial Officer and Assistant Secretary (“EVP, CFO”)
Todd A. Burrowes (“T.A. Burrowes”)	President Ruby Tuesday Concept, Chief Operations Officer (“PRT, Ops”)
Jeff C. Wood (“J.C. Wood”)(2)	Senior Vice President, Chief Development Officer (“SVP, CDO”)
Scarlett A. May (“S.A. May”)	Senior Vice President, Chief Legal Officer and Secretary (“SVP, CLO”)
Kimberly S. Grant (“K.S. Grant”)(3)	Former President Ruby Tuesday Concept, Chief Operations Officer (“Former PRT, Ops”)
Robert F. LeBoeuf (“R.F. LeBoeuf”)(4)	Former Senior Vice President, Chief People Officer (“Former SVP, CPO”)

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(1)	Mr. Moore retired from the Company on August 4, 2014. However, he served as Chief Financial Officer throughout fiscal year 2014. Mr. Moore stepped down as Chief Financial Officer on June 26, 2014. On that date, Jill M. Golder was appointed the Company’s Chief Financial Officer.
(2)	Mr. Wood departed the Company on July 24, 2014. He was employed with the Company throughout fiscal year 2014, and he was one of the top five most highly compensated executives during that year.
(3)	Ms. Grant separated employment with the Company on June 7, 2013, just after the start of fiscal year 2014. Had she remained employed with the Company, her compensation would have, and her severance payment in fact made her, one of the top five most highly compensated executives during fiscal year 2014.
(4)	Mr. LeBoeuf separated employment with the Company on October 30, 2013. Had he remained employed with the Company, his compensation would have made him one of the top five most highly compensated executives during fiscal year 2014.

Executive Summary

Ruby Tuesday, Inc. is committed to creating and sustaining a winning culture, building long-term shareholder value, and to an executive compensation policy that links pay for performance and aligns incentive compensation with shareholder interests. Fiscal year 2014 was significant in laying the foundation for the strategic direction of the Company. The new executive leadership team, which began to take shape when Mr. Buettgen joined the Company in fiscal year 2013, has significant experience in the essentials necessary to successfully transform Ruby Tuesday into a more casual, affordable, energetic and approachable brand, including experience in operations,

26	2014 Proxy Statement

brand management, real estate, marketing spend optimization and finance. We have a leadership team that remains committed to our core principles and values and possesses a disciplined focus, energy and enthusiasm for serving our guests, supporting our employees and improving returns to our shareholders.

Business Performance

In fiscal year 2014, we focused on stabilizing our business and establishing a successful path forward with a priority on growing both same-restaurant guest counts and sales over time, reconnecting with our core guests and creating a stronger and more profitable Company. While we are disappointed in our overall financial results in fiscal year 2014, we have made substantial progress in a number of areas, including:

  Lowering our debt levels by $40.3 million through the repurchase of $20 million of our high-yield bonds and mortgage debt reductions, which, in addition to routine monthly payments, included prepayments of $14.9 million.
  Right-sizing our credit lines through a new four-year $50 million revolving credit facility, with the option to increase the facility by up to $35 million, providing greater covenant flexibility.
  Reducing our cost structure to achieve expected cost savings of approximately $7.5 million in fiscal year 2015.
  Strengthening our portfolio by closing lower-performing units.
  Achieving positive same-restaurant guest counts and sales in the fourth quarter, and achieving sequential improvement in these metrics through the second, third, and fourth quarters.

Executive Transitions

Since the start of fiscal year 2014, we had the following transitions among our executive leadership team:

  Mr. Burrowes, our President Ruby Tuesday Concept, Chief Operations Officer, joined the Company.
  Ms. Golder, our Senior Vice President, Finance, was promoted to Executive Vice President, Chief Financial Officer after the start of fiscal year 2015.
  Mr. Moore stepped down as Chief Financial Officer in June 2014 and retired from the Company in August.

While additional executive changes may be necessary, the leadership team is largely in place. The Board and executive team remain committed to evaluating any needed transition prudently but expeditiously in order to acquire the talent and experience necessary for compelling results for shareholders.

Executive Compensation

During the past two years of executive management transitions, the Compensation Committee has continued to position executive compensation close to the 50th percentile of the Company’s Peer Group, as defined in this

2014 Proxy Statement	27

“Compensation Discussion and Analysis” section of this Proxy Statement, and incent management to achieve goals directly related to bottom-line results as follows:

  Base salaries were maintained at fiscal year 2013 levels for most of the Named Executives.
  Target short-term and long-term incentive opportunities have generally remained constant for Named Executives since fiscal year 2011.
  The short-term incentive plan design was changed to focus on Adjusted EBITDA1 and guest counts.
  Long-term incentive grant values were reduced in an attempt to better align total pay opportunities with the Company’s performance and competitive market practices.
  The long-term incentive plan design included a performance-based cash component in order to reduce the dilutive effect on shareholders while rewarding high performance.

Fiscal Year 2014 Performance and Pay Results

While the Company has confidence in its future prospects, its financial results for fiscal year 2014 did not meet our compensation program targets. The financial results for fiscal year 2014 reflected the challenges of making investments to enhance shareholder value over the mid- and long-term. Adjusted EBITDA results were realized below the pre-set performance goals, and therefore, with the exceptions discussed below, no performance-based payouts, including to our Chief Executive Officer, were made under the fiscal year 2014 bonus or long-term incentive plan.

The Company’s financial results were below the level necessary to earn incentive compensation under the Company’s short-term and long-term incentive programs. Given these results, other than Mr. Burrowes, whose awards were determined by the offer made to induce his employment, the Named Executives received no performance-based short-term incentives, no performance-based restricted stock, and no performance-based long-term cash awards. In recognition of their past and, at the time, continuing service to the Company during the leadership transition, however, the Compensation Committee awarded certain executives, including Mr. Moore, Mr. LeBoeuf, and Ms. May, a one-time discretionary cash bonus of $25,000. The resulting level of the Named Executives’ compensation was well below the targeted compensation level established at the beginning of the year and reflects the Company’s commitment to aligning pay with Company performance.

Consideration of 2013 Say-On-Pay Shareholders Vote

At our 2013 Annual Meeting of Shareholders, 55% of votes were cast, on an advisory basis, in favor of the "say-on-pay" vote on executive compensation. While the majority of our shareholders support our compensation practices, our discussions with shareholders, along with the vote result, reinforced the Board’s belief in the value of linking executive compensation to Company performance. In our discussions, some of our shareholders expressed

____________________

[1]

The specific definition of “Adjusted EBITDA” used by the Company for its incentive compensation goals is provided in the “Annual Cash Incentive Compensation” section of the “Compensation Discussion and Analysis” section of this Proxy Statement.

28	2014 Proxy Statement

preferences for the use of different performance metrics for our long- and short-term incentive compensation; the use of a multi-year performance period for long-term incentive compensation; and the use of metrics relative to total shareholder return.

The Compensation Committee appreciates the feedback it has received from shareholders and has given each of these preferences thorough consideration. Indeed, for fiscal year 2015, the Compensation Committee revised the Company’s compensation practices with those preferences in mind and with an aim to achieve strategic goals as well as to simplify the structure of the incentive compensation program. To those ends, the Compensation Committee set fiscal year 2015 incentive compensation based on the following:

  Annual Cash Incentive Compensation Incentive based on achievement of performance metrics relative to adjusted EBITDA and restaurant-level margin goals.
  Long-Term Incentive Compensation divided equally between service-based restricted stock and service-based stock options.

The Compensation Committee believes this structure achieves important goals for the Company. First, the Compensation Committee views EBITDA as a strong indicator of the fundamental financial health of the Company, and it has concluded that the adjustments described herein eliminate the effects of certain extraordinary charges. Thus, a focus on adjusted EBITDA incents management to drive improvements in the Company’s core operations and gives management sufficient flexibility to make mid- and long-term investments in the Company. Furthermore, based on the information gathered from the brand and business transformation thus far, the Compensation Committee has determined that restaurant-level operations may provide a fertile area to gain efficiencies. It therefore concluded that incenting improvements in restaurant-level margins is an important way to spur increased shareholder value.

Second, the Compensation Committee is committed to ensuring the Company is able to recruit and retain talent. Using service-based awards with multi-year vesting and holding periods for the long-term incentive compensation package is designed to keep management committed to the Company and also incent longer-term share price performance. While the Compensation Committee understands that some shareholders prefer explicit performance metrics in the long-term incentive compensation package, longer-term performance metrics can be speculative in the context of a brand repositioning that allows for limited mid- and long-term sales visibility. Moreover, the Compensation Committee believes that stock option awards contain a significant incentive to improve stock price performance, because the value of the option increases only as the Company’s stock price increases. Going forward, and as the brand transformation takes hold and visibility improves, the Compensation Committee will continue to consider our shareholders’ preferences with respect to our compensation packages.2

____________________

[2]

An alternative to the service-based option award may have been to provide performance-based restricted stock tied to a stock price goal. Such an award, however, would have generated significant accounting expense. The expense of such an award could not be recouped and the award would involve an outside consultant to opine on valuation. The Compensation Committee

2014 Proxy Statement	29

Responsibility for Setting Executive Compensation Philosophy

Compensation Committee

The Compensation Committee is responsible for setting the Company’s philosophy regarding executive compensation and for approving the Company’s executive compensation programs including eligibility, award opportunity levels, plan designs, performance and/or service requirements, and the associated payouts under these programs. In doing so, the Compensation Committee considers multiple factors, including shareholder feedback, past say-on-pay vote results, expected financial results and the ability to accurately foresee those results at the time executive compensation is determined, as well as the incentives the Compensation Committee and Board deem appropriate for the Company.

Chief Executive Officer

The Chief Executive Officer, with the assistance of an independent compensation consultant, makes recommendations to the Compensation Committee for specific pay levels for each executive officer, other than himself, and for the key features and design elements of the Company’s executive compensation program. These recommendations are based in part on the Chief Executive Officer’s evaluation of each executive officer’s performance, the Company’s performance, shareholder input, relevant competitive market data, and other information and advice provided by our independent compensation consultant and senior management. Mr. Buettgen made such recommendations during the Compensation Committee’s annual review in July 2013.

Senior Management

Various members of senior management participate in and support the executive compensation process. For example, the Company’s Senior Vice President, Chief Legal Officer and Secretary works directly with the Compensation Committee Chair and Pearl Meyer to coordinate meeting agendas and materials and to provide historical compensation data relevant to the topics being discussed as well as provides relevant legal context and advice and assists with the preparation of required SEC disclosures. The Company’s Executive Vice President, Chief Financial Officer and Vice President, Controller provide relevant analysis and information regarding the Company’s historical and pro-forma performance against goals established by the Compensation Committee under various incentive compensation programs. No member of senior management is in a position to recommend his or her own compensation or the compensation of other members of senior management.

determined that, even with such expenses, it would still be exceedingly difficult to set the appropriate goals given the visibility issues discussed above.

30	2014 Proxy Statement

Independent Consultant

Pearl Meyer provides relevant data and information regarding market practices and trends and, when appropriate, makes recommendations to the Compensation Committee regarding the Company’s compensation philosophy, strategy, plan designs, policies, and related disclosures. Pearl Meyer reports directly to the Compensation Committee, and the Compensation Committee is not beholden to Pearl Meyer’s recommendations. Further, the Compensation Committee has, based on its assessment, determined that Pearl Meyer is independent as independence is defined for compensation committee advisors under the NYSE corporate governance requirements. The Compensation Committee regularly meets in executive session with Pearl Meyer and without any members of senior management present.

Chief Executive Officer Compensation

In order to secure the employment of Mr. Buettgen, and to protect the Company’s interests in the event of a separation of employment, we have entered into an employment agreement with Mr. Buettgen (the “Employment Agreement”). The material terms of the Employment Agreement beyond those related to Mr. Buettgen’s transition in fiscal year 2013 are as follows:

  Base Salary. Base salary of $800,000 per year;
  Annual Cash Incentive Compensation. Eligibility for Annual Cash Incentive Compensation up to a total of 200% of base salary;
  Annual Equity Awards. Eligibility for equity awards of such type, of such amount, and with such terms and conditions as determined in the sole discretion of the Compensation Committee;3
  High-Performance Award. A High-Performance Award including 250,000 shares of performance-based stock options that vest only in the event the Company’s stock price appreciates to $14 per share (or more) for a period of 20 consecutive trading days within the first three years of Mr. Buettgen’s employment;
  Relocation. Relocation assistance that, until Mr. Buettgen’s relocation to the Maryville, Tennessee area is complete, includes:
–	access to housing in the Carriage House at the Company’s RT Lodge;
–	reimbursement for travel to and from the Restaurant Support Center;
–	professional moving expenses and reimbursement for some real estate commissions; and
–	if Mr. Buettgen purchases a home in Tennessee before the sale of his Florida home, reimbursement for the lesser of the cost of maintaining (i) his home in Tennessee or (ii) his home in Florida, for up to six months. These expenses include mortgage payments and reasonably incurred incremental costs such as maintenance;

  Employee Benefits. Eligibility to participate in Company-sponsored retirement and health and welfare benefit plans;
____________________

[3]	Pursuant to this provision, the Compensation Committee has included Mr. Buettgen in the annual incentive compensation packages awarded to senior management.

2014 Proxy Statement	31

  Termination Without Cause or Resignation for Good Reason. Lump-sum payment of 300% of base salary in the event of Termination Without Cause or Resignation for Good Reason, so long as Mr. Buettgen complies with the terms of his Employment Agreement;
  Change In Control. In the event of a Change in Control, (i) the service-based restricted stock and the earned portions of the performance-based restricted stock and cash incentives of the Initial Award shall vest; (ii) the service-based restricted stock and service-based stock option portions of the Make-Whole Award shall vest; and (iii) the service-based restricted stock and service-based stock options of the High-Performance Award shall vest; and
  Leadership Covenants. Mr. Buettgen must:
–	refrain from disclosing confidential and trade secret information;
–	refrain from soliciting Company employees for three years following his termination; and
–	refrain from other employment while employed with the Company.[4]

Under the terms of his stock option and restricted stock awards in his Employment Agreement, Mr. Buettgen is prohibited from competing with the Company for a period of 2 years after the awards vest.

Mr. Buettgen is also eligible to participate in the Company’s Executive Supplemental Pension Plan and Deferred Compensation Plan, and is covered by the Company’s executive stock ownership policy and clawback policy, each of which are described further elsewhere in this “Compensation Discussion and Analysis” section of this Proxy Statement.

The Company’s 2013 Proxy Statement contained a summary of the ongoing and transition pay elements provided to Mr. Buettgen in fiscal year 2013 and his target pay opportunity for fiscal year 2014. As explained in the Company’s 2013 Proxy Statement, a significant portion of Mr. Buettgen’s reported compensation consisted of onetime, transition related awards. For comparison, the following reproduces certain items presented in that table and adds a column for the fiscal year 2014 results as reported in the Summary Compensation Table contained herein. The revised table demonstrates the reduction in Mr. Buettgen’s compensation in fiscal year 2014, which was largely due to the absence of transition-related awards and the lack of performance-based incentive achievement:

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[4]	Capitalized terms herein are defined in Mr. Buettgen’s Employment Agreement.

32	2014 Proxy Statement

		Fiscal Year 2014	Summary
	Summary Compensation	Ongoing (2013	Compensation
	Table Reported (2013)	Proxy)	Table Reported
Compensation Component	($)(1)	($)(2)	(2014) ($)
Base Salary	408,791(3)	800,000	800,000(4)
Annual Incentive	800,000(5)	800,000	-(6)
Service-Based Restricted Stock	3,885,834(7)	375,000	375,001(8)
Service-Based Stock Option	2,197,508(9)	750,000	750,816(10)
Performance-Based Restricted Stock	533,337(7)	-	-(8)
Performance Based Cash	533,333(5)	375,000	-(6)
Performance-Based Stock Option	535,000(9)	-	-(10)
Relocation Expenses	31,595(11)	-	218(12)
All Other	129,253(13)	87,679(14)	113,548(15)
Total	9,054,651	3,187,679	2,039,583

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(1)	Reported as “Summary Compensation Table Reported ($)” in the table on page 23 of the Company’s 2013 Proxy Statement.
(2)	Reported as “Fiscal Year 2014 Ongoing ($)” in the table on page 23 of the Company’s 2013 Proxy Statement. Reflects the target award opportunities for fiscal year 2014 variable pay under the redesigned short-term and long-term incentive program as disclosed in the Company’s 2013 proxy statement.
(3)	Appears as “Salary” in the 2013 Summary Compensation Table.
(4)	Reported as “Salary” in the 2014 Summary Compensation Table.
(5)	Reported as a portion of “Bonus” in the 2013 Summary Compensation Table.
(6)	Reported as “Bonus” in the 2014 Summary Compensation Table.
(7)	Reported as a portion of “Stock Awards” in the 2013 Summary Compensation Table.
(8)	Reported as “Stock Awards” in the 2014 Summary Compensation Table.
(9)	Reported as a portion of “Option Awards” in the 2013 Summary Compensation Table.
(10)	Reported as “Option Awards” in the 2014 Summary Compensation Table.
(11)	Reported as “Relocation-Related Costs ($)” in the table provided in Note 7 to the 2013 Summary Compensation Table.
(12)	Reported as “Relocation-Related Costs ($)” in the table provided in Note 7 to the 2014 Summary Compensation Table.
(13)	Reported as all columns other than “Relocation-Related Costs ($)” in the table provided in Note 7 to the 2013 Summary Compensation Table. In the table provided on page 23 of the Company’s 2013 Proxy Statement, Note (8) was incorrectly associated with the figure $129,253, which was the amount listed for “All Other” in the column “Summary Compensation Table Reported ($).” That note should have been associated with the figure $87,679 on the same row in the column entitled “Ongoing ($).”
(14)	Assumes (a) consistent insurance premium costs in fiscal year 2014; (b) current contractual obligations under Mr. Buettgen’s Employment Agreement; and (c) no additional personal use of the Company aircraft by Mr. Buettgen.
(15)	Reported as all columns other than “Relocation-Related Costs ($)” in the table provided in Note 7 to the 2014 Summary Compensation Table.

2014 Proxy Statement	33

Overall Compensation Philosophy

The overall objectives of the Company’s compensation program are to attract and retain the best possible executive talent and to motivate the Company’s executives to achieve the goals of the Company’s business strategy through a “pay for performance” compensation structure. Specifically, the Company’s compensation structure seeks to reward executive performance that maximizes financial return to shareholders, prudently invests capital, and achieves certain targets for the Company’s sales and profits.

In any given year, the strategies the Compensation Committee uses to achieve the objectives of attracting, retaining, and properly motivating executive talent can vary. In fiscal year 2013, the Compensation Committee’s primary focus was on inducing Mr. Buettgen to join the Company and ensuring a smooth leadership transition. In fiscal year 2014, the Compensation Committee’s focus shifted from the leadership transition to properly incenting the successful execution of the Company’s brand transformation and delivering mid- and long-term shareholder value. At the same time, the Compensation Committee recognizes that further changes to management may be necessary, and it continues to work with management to provide additional talent as needed. For instance, at the beginning of fiscal year 2014, the Company offered a substantial package to induce Mr. Burrowes to join the Company. The package included a high-performance stock option award mirroring that given to Mr. Buettgen when he joined; a bonus guaranteed at target (80% of base compensation) or plan performance, whichever is greater, for fiscal year 2014; an initial long-term incentive 150% larger than his typical long-term incentive; a make-whole award to offset forfeited stock from his prior employer; and a commitment to pay out certain earned but forfeited bonus from his prior employer. The Compensation Committee is committed to ensuring that the Company has the right talent in its senior management and believes that compelling inducements are required to recruit that talent.

As part of its overall deliberation process for determining all executive compensation, the Compensation Committee compares total compensation, as well as each component of compensation, against the practices of similarly situated companies. Pearl Meyer assists the Compensation Committee in identifying those companies against which it should measure the competitiveness of its compensation packages (the “Peer Group”) and compiles and presents data from the Peer Group. Based on advice from Pearl Meyer, the Peer Group utilized by the Compensation Committee in fiscal year 2014 consisted of the following 15 publicly-traded restaurant and retail companies:

Ann Inc. Bob Evans Farms, Inc. Brinker International, Inc. Buffalo Wild Wings Inc. CBRL Group, Inc.	The Cheesecake Factory Inc. Chipotle Mexican Grill, Inc. Denny’s Corp. DineEquity, Inc. Fiesta Restaurant Group	Jos A Bank Clothiers Inc. Panera Bread Company Pier 1 Imports Inc. Red Robin Gourmet Burgers Texas Roadhouse, Inc.

34	2014 Proxy Statement

The companies in the Peer Group were selected based on similar business models, the same or similar industries, and comparable annual revenues and market capitalization, and the talent pool from which the Company could seek to recruit executives.

When reviewing and assessing executive compensation levels relative to the Peer Group, the Compensation Committee uses the following general guidelines, which were modified in fiscal year 2012 to reflect the adoption of a pay positioning strategy that seeks to target compensation opportunities at the 50th percentile:

Desired
Pay Element	Positioning(1)	Actual Positioning
Base Salary	50th Percentile	Up to 75th percentile for unique skills and/or long tenure
Target Short-Term Incentive	50th Percentile	For achieving target performance expectations (budget)
Target Total Cash (Salary + Target STI)	50th Percentile	Actual total cash compensation will vary based on performance
Target Long-Term Cash and Equity Incentives (LTI)	50th Percentile	For achieving target performance and/or median total shareholder returns
Target Total Direct (Total Cash + Target LTI)	50th Percentile	Actual total direct compensation will vary based on performance

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(1)	Desired positioning (i) serves as a general guideline for managing overall pay decisions relative to market benchmarks, with individual executive pay decisions also based on a variety of other considerations, such as performance, long-term potential, and tenure; and (ii) yields target pay at the 50th percentile and actual pay that will be either below or above the 50th percentile based on the Company’s financial and stock price performance.

These guidelines apply to the target compensation levels for achieving target performance goals and reflect the Company’s desired emphasis on superior pay for superior performance. However, if the Company does not achieve its target performance goals, then actual compensation levels will be below target, which was the case for actual compensation in fiscal year 2014.

2014 Proxy Statement	35

In addition to the desired positioning of compensation relative to the Peer Group, the Compensation Committee considers a variety of other relevant factors including the executive’s experience, tenure, roles and responsibilities, and the importance of the role relative to the Company’s short-term and long-term success. In considering these factors, the Compensation Committee relies on its overall judgment and does not use a specific formula or weighting of the various factors.

In terms of the mix of compensation elements, the Company seeks to achieve an appropriate balance between fixed and variable compensation and between short-term and long-term incentives, with a goal of having such total compensation being appropriately competitive with respect to our Peer Group. The Named Executives’ target pay mixes for fiscal year 2014 varied:

FISCAL YEAR 2014 APPROXIMATE PAY MIX
Name	Fixed (Base Salary)	Variable (STI and LTI)
J.J. Buettgen	26%	74%
M.O. Moore	40%	60%
T.A. Burrowes(1)	41%	59%
J.C. Wood	41%	59%
S.A. May	47%	53%
K.S. Grant(2)	-	-
R.F. LeBoeuf	50%	50

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(1)	As an incentive to join the Company, Mr. Burrowes was guaranteed a minimum payment under the Company’s Annual Cash Incentive Compensation at Target or plan performance, whichever is greater. He was also given a larger initial long-term incentive award. The guaranteed Annual Cash Incentive Compensation is included in the “% Fixed (Base Salary)” column; the entire long-term incentive award is included in the “% Variable (STI and LTI)” column.
(2)	Ms. Grant departed the Company in June 2013, prior to the Compensation Committee making pay decisions for fiscal year 2014.

With the exception of Mr. Burrowes, whose mix was different due to the offer made to induce him to join the Company and to compensate him for foregone benefits from his previous employer, these target pay mixes are aligned with the Company’s performance-based pay philosophy. They are similar to the target pay mix of the Peer Group, and, as discussed below in the section entitled, “Analysis of Risk Associated with Executive Compensation Plans,” are not believed to encourage “excessive risk taking.”

In addition to the key components, the Company sponsors an executive retirement plan and a deferred compensation plan and provides certain other benefits to executives of the Company.

36	2014 Proxy Statement

Key Components of Compensation

As noted above, the key components of the Company’s fiscal year 2014 executive compensation packages are base salary, annual cash incentives, and long-term cash and equity incentives.5 These components, along with other elements such as retirement benefits, are discussed more fully below, but can be summarized as follows:

Element	Description
Base Salary	Designed to provide appropriate predictability for executives and give a fixed, liquid component to the compensation package.
Determined by the Compensation Committee with the assistance of an independent consultant and the CEO. CEO pay determined without CEO input.
For fiscal year 2014, base salaries for the Named Officers remained at fiscal year 2013 levels.
Annual Cash Incentive Compensation	Designed to incent the accomplishment of predetermined, Board-approved financial and operating goals on an annual basis.
Performance goals and payouts are determined by the Compensation Committee with the assistance of an independent consultant. The specific goals chosen highlight critical strategic objectives for the Company.
Fiscal year 2014 performance goals were: Adjusted EBITDA; and Average Guest Count in the second half of the fiscal year.
Long Term Incentive Compensation
Designed to reward positive long-term decisions and retain executive talent with both performance- and service-based awards and long-term payout timelines. For restricted stock, the vesting and holding requirements are as follows:
  1-year vesting minimum for performance awards;
  30-month minimum vesting period for awards without performance criteria; and
  6-month holding requirement for all equity awards.

Fiscal year 2014 performance goals for performance cash awards were: Adjusted EBITDA; and Average Guest Count in the second half of the fiscal year.
Benefits	Provides medical, dental, and vision insurance coverage, as well as enhanced life insurance, accident and disability protection. The Company also provides relocation assistance for certain newly-hired executives.
Retirement Benefits	Provides eligible executives a nonqualified, unfunded defined benefit plan that generally requires 5 years of continuous service in a qualifying position. Also provides a deferred compensation plan in lieu of a 401(k) plan.
Perquisite Allowance	The Company maintains one airplane for business travel that is available to executives for personal use with the CEO’s permission provided that the executive reimburses the Company for the expense in advance.
Termination And Change of Control Benefits	Provided to the CEO and our former CFO pursuant to separate agreements; in fiscal year 2014, the Company terminated its Severance Pay Plan.
____________________

[5]	Although not part of the Company’s standard executive compensation packages, and as discussed in more detail below, in fiscal year 2014, the Compensation Committee awarded a High-Performance Award, with the same stock price performance vesting provisions as applied to the award made to Mr. Buettgen in fiscal year 2013, to certain members of senior management in order to align those executives’ incentives.

2014 Proxy Statement	37

Base Salary

A portion of each executive’s compensation is comprised of base salary, because the Compensation Committee believes it is appropriate to provide predictability and a fixed, liquid component in the compensation package. Individual base salaries are based on a number of considerations, including time in the position and individual performance.

Base salaries for executives are set by the Compensation Committee at its meeting typically held in July. Any modifications made at that meeting are implemented retroactively to the first day of the then-current fiscal year. Adjustments to base salaries and salary ranges reflect the Compensation Committee’s assessment of average movement in the competitive market, as well as individual performance. The Compensation Committee is free to set executive base salaries at a level deemed appropriate for the individual executive and his or her position.

The most recent competitive market study prepared by Pearl Meyer concluded that the Named Executives’ base salaries were largely at the 50th percentile. Accordingly, no salary increases were provided for fiscal year 2014. The decision to generally hold base salaries constant was intended to achieve positioning of total direct compensation close to the 50th percentile.

Annual Cash Incentive Compensation

The Company’s annual incentive plan directly links annual cash incentive payments to the accomplishment of predetermined and Board-approved financial and operating goals. It provides cash compensation to the Named Executives to the extent that these goals are met.

Annual cash incentive plans are established by the Compensation Committee for all executives of the Company, including the Chief Executive Officer and the Named Executives, whose incentives were determined pursuant to the 2010 Executive Incentive Compensation Plan (the “2010 Executive Incentive Plan”). In determining these plans, the Compensation Committee considers each executive’s respective organizational level and responsibilities, as well as competitive market practices.

Corporate performance goals are established by the Compensation Committee near the beginning of each fiscal year. These goals are closely aligned with our overall business strategy of maximizing financial returns to shareholders, prudently investing capital, and increasing the Company’s sales and are designed to emphasize those areas in which the Compensation Committee wishes to incent executive performance. In setting the performance goals, the Compensation Committee attempts to provide targets that are ambitious but achievable. The Compensation Committee retains the discretion to adjust performance metrics based on a number of factors, including infrequently and/or nonrecurring events affecting the Company or its financial statements or changes in law or accounting. In making such adjustments, however, the Compensation Committee considers whether the

38	2014 Proxy Statement

changes would cause any portion of an award to be nondeductible under Section 162(m) of the Internal Revenue Code, as described more fully in the “Deductibility of Executive Compensation” section of this Proxy Statement. Under the 2010 Executive Incentive Plan, the Compensation Committee retains the discretion to reduce any award by as much as 25% for any reason.

For fiscal year 2014, the performance metrics for executives and certain eligible employees of the Company’s Restaurant Support Center were: (i) Adjusted EBITDA achievement and (ii) Average Guest Count for the second half of fiscal year 2014.6 The Compensation Committee chose to use Adjusted EBITDA for the reasons outlined in the discussion of fiscal year 2015 incentive compensation. It chose to use Average Guest Count for the second half of fiscal year 2014 as a metric to enhance to any payout achieved under the Adjusted EBITDA goals because it concluded that, while guest counts might be volatile in the first half of the year due to the brand transformation, incenting guest count improvement later in the year would ensure that management was properly motivated to expand the Ruby Tuesday concept customer base. Thus, the performance metrics incented any increase in Average Guest Count in the second half of fiscal year 2014, and the increase in the performance payout would be determined by a straight-line interpolation up to a maximum of 50% of the Adjusted EBITDA metric payout for an increase of 18.5 guests per restaurant per week. The Average Guest Count selected for the maximum enhancement (18.5 guests per week) represented approximately 0.8% more guests per restaurant than the average Ruby Tuesday concept guest count for the second half of fiscal year 2013.

____________________

[6]	The performance goals for fiscal year 2014 defined “Adjusted EBITDA” to mean earnings before interest, taxes, depreciation and amortization, as adjusted to disregard the impact of (i) charges from accounting rules adopted or which become effective after the end of the Company’s fiscal year 2013; (ii) charges related to the high-level strategic direction of the Company as recorded in accordance with U.S. generally accepted accounting principles, as follows: new executive transition costs, including recruiting and relocation fees; executive terminations or retirements; divestiture guarantees; termination, including settlement and curtailment charges, of any of the Company’s three defined benefit pension plans; lease reserve adjustments relating to restaurants closed prior to the beginning of fiscal year 2014; any Change in Control; and costs relating to Support Center bonus accruals, stock-based compensation and performance-based cash incentives; and (iii) events beyond the control of the Company, as follows: terrorist attacks; natural disasters; industry-wide food borne illness outbreak or pandemic; and hostile shareholder activism. The performance goals for fiscal year 2014 define “Average Guest Count” to mean the average weekly Ruby Tuesday concept restaurant guest counts.

2014 Proxy Statement	39

Bonus Goal Details

Base Incentive

Measure and payout by percent of target(1)	Entry (25%)	Target (100%)	Maximum (200%)
2014 Adjusted EBITDA (in $MM)	$75,110	$93,110	$111,110

Enhancement

Measure and percent Base Incentive enhancement(1)	0 or Less	1 Guest per week	18.5 Guests per week
2014 Average Guest Count growth (Q3 and Q4)	0%	25%	50%

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(1)	Both the Base Incentive payout and Enhancement increase based upon straight line interpolation between award levels.

The Compensation Committee determined the targets for the performance metrics with the intention that they would be difficult to meet, based on analysis of recent Company performance and the economic environment in general, yet realistically achievable. For Named Executives, annual incentive compensation awards were based on the following, depending on the structure of the individual executive’s incentive award:

	Percentage of Base Salary
Name	Entry	Target	Maximum
J.J. Buettgen, President, CEO	25%	100%	200%
M.O. Moore, EVP, CFO	15%	60%	120%
T.A. Burrowes, PRT, Ops	20%	80%	160%
J.C. Wood, SVP, CDO	12.5%	50%	100%
S.A. May, SVP, CLO	12.5%	50%	100%
K.S. Grant, Former PRT, Ops(1)	-	-	-
R.F. LeBoeuf, Former SVP, CPO	12.5%	50%	100%

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(1)	Ms. Grant departed the Company prior to the Compensation Committee setting fiscal year 2014 Annual Cash Incentive Compensation.

For fiscal year 2014, Adjusted EBITDA, as calculated under the formula set by the Compensation Committee, was $37.5 million. Therefore, performance for fiscal year 2014 measured against the performance goals resulted in no payout to the Named Executives. However, to induce Mr. Burrowes to join, the Company agreed to provide a minimum cash incentive payment at the Target level for fiscal year 2014.

40	2014 Proxy Statement

Long-Term Incentive Compensation

All long-term incentive awards have been granted under the Company’s shareholder-approved 1996 Stock Incentive Plan (the “1996 SIP”) or the SIP. Both plans permit grants of equity awards and cash incentives to officers and employees. Equity awards are the Company’s primary long-term incentive for executives and are intended both as a reward for positive long-term decisions and as a retention tool for the Company. Historically, the Board has calibrated the mix of stock options, performance- and service-based restricted stock and performance-based cash incentives to best incent executive management to achieve the goals the Board deems most prudent. In fiscal year 2014, the long-term incentive compensation granted to the Named Executives (other than Ms. Grant, who did not receive a long-term incentive award in fiscal year 2014), consisted of a blend of stock options, performance-based restricted stock, service-based restricted stock, and performance-based cash incentives.

The SIP provides for, among other things:

  specified performance criteria;
  prohibitions against re-pricing or buyouts of options and so-called reload option grants;
  prohibitions against payment of dividends or dividend equivalent rights until the other equity rights to which they relate vest;
  a six-month holding requirement after the vesting of restricted shares, subject to certain exceptions and a carve out to permit use of some shares to satisfy tax withholding obligations;
  a minimum 30-month vesting period for restricted stock not subject to a performance condition;
  a minimum one-year vesting period for performance-based restricted stock; and
  elimination of the ability to grant cash awards for the purpose of offsetting an award recipient’s tax consequences.

For long-term incentive awards to Named Executives in fiscal year 2014 (granted in August 2013), approximately 25% of each Named Executive’s grant value was provided in the form of service-based restricted stock, 50% was in the form of service-based stock options, and the remaining 25% of the grant value was delivered in the form of performance-based cash incentives. This mix was selected to effectively balance the primary objectives of the long-term incentive program: shareholder alignment, performance linkage, and retention. The Compensation Committee reviews the grant mix each year, and reserves the right to alter the grant mix based on the relevant facts and circumstances leading up to each year’s grant. Such facts and circumstances include the varying weight of the objectives identified above as well as variables such as prevailing economic conditions, the overall pay-for-performance relationship, the number of shares available for grant under the shareholder-approved equity plan, the resulting aggregate grant rate for the Company, and the Company’s ability to set reasonable multi-year performance goals.

2014 Proxy Statement	41

In setting the annual long-term incentive grant values, the Compensation Committee considers each executive’s total compensation opportunity relative to the market information provided by Pearl Meyer, as well as factors such as the Company’s performance, the individual’s performance, total equity grants to all participants, the impact on share availability under the shareholder-approved equity plan, and the accounting cost.

Although there was some year-over-year variation in individual equity award values, the total value of equity awards granted to executives in fiscal year 2014 was consistent with that awarded in fiscal year 2013. The long-term incentive award value for Mr. Buettgen decreased. The long-term incentive award values for Mr. Moore, Mr. LeBoeuf, and Ms. May remained constant. Pursuant to the Company’s offer of employment, the long-term incentive award value for Mr. Burrowes increased from that awarded to our prior President Ruby Tuesday Concept and Chief Operations Officer. However, the offer provided for this variation only as an inducement to join the Company, and we anticipate future awards will be in line with our previous awards for Mr. Burrowes' position. Because the Company did not employ a Senior Vice President, Chief Development Officer in fiscal year 2013, the long-term incentive award value for Mr. Wood represented an increase. As with the Compensation Committee’s decisions regarding base salary, the decision to keep long-term incentive awards for fiscal year 2013 roughly the same as for fiscal year 2012 was intended to help position total direct compensation closer to the 50th percentile within the Peer Group.

	Target	Service-Based	Service-Based
	Grant	Restricted	Stock Options	Performance-
Name	Value ($)	Stock (#)	(#)	Based Cash ($)
J.J. Buettgen, President, CEO	1,500,000	40,150	169,300	375,000
M.O. Moore, EVP, CFO	350,000	9,368	39,503	87,500
T.A. Burrowes, PRT, Ops	1,125,000	30,112	126,975	281,250
J.C. Wood, SVP, CDO	300,000	8,030	33,860	75,000
S.A. May, SVP, CLO	200,000	5,353	22,573	50,000
K.S. Grant, Former PRT, Ops	-	-	-	-
R. LeBoeuf, Former SVP, CPO	200,000	5,353	22,573	50,000

Stock Options. In fiscal year 2014, the Compensation Committee chose to incent superior performance by senior management with stock option awards. Option awards help align executive interests with those of our shareholders because the value of the options is dependent upon the value of the Company’s stock. Consequently, the Compensation Committee concluded that the use of option awards correlates executive compensation with return to our shareholders. The 2014 stock options have an exercise price equal to the fair market value of the Company’s stock on the day prior to the grant date, vest in one-third increments over three years or earlier under certain events such as death, disability, or retirement, or a change in control; the options expire seven years from the grant date.7

--------------------

[7]	This does not include the stock options granted in the High-Performance Award, which are discussed in their own section below.

42	2014 Proxy Statement

Service-Based Restricted Stock. The 2014 service-based restricted stock vests 30 months from the first day of the fiscal year (cliff vesting), or earlier under certain events such as death, disability, termination without Cause (as defined, as applicable, in the 1996 SIP or the SIP) or attainment of a certain age or satisfaction of the “Rule of 90” under the Company’s Executive Supplemental Pension Plan (the “ESPP”), and is further subject to a six-month holding period. The number of shares was determined by taking one-third of the target grant value and dividing by the closing stock price of the Company’s stock on the day before the grant date.

Performance-Based Cash Incentives. In fiscal year 2014, the Compensation Committee concluded executive incentives were better aligned with shareholders by using stock option awards rather than performance-based restricted stock. Consequently, no performance-based restricted stock was awarded in fiscal year 2014. With respect to performance-based cash incentives, the Compensation Committee believed that fiscal year 2014 would be a year of laying the foundation for the Company’s brand transformation, and thus visibility with respect to same-restaurant sales would be limited. The Compensation Committee concluded that it could most effectively incent the desired performance using the fiscal year’s Adjusted EBITDA and the Average Guest Count in the second half of the fiscal year. In the Compensation Committee’s view, incenting Adjusted EBITDA performance would drive immediate shareholder return, whereas incenting guest count growth would reward management for drawing new and lapsed guests, laying the groundwork for a successful brand transformation and thereby helping to drive mid- and long-term shareholder return. The metrics for the fiscal year 2014 performance-based restricted stock and performance-based cash incentives were the same as the metrics used for the annual bonus.

Base Incentive

Measure and payout by percent of target(1)	Entry	Target	Maximum
	(25%)	(100%)	(200%)
2014 Adjusted EBITDA (in $MM)	$75,110	$93,110	$111,110

Enhancement

Measure and percent Base Incentive enhancement(1)	0 or Less	1 Guest per week	18.5 Guests per week
2014 Average Guest Count growth (Q3 and Q4)	0%	25%	50%

--------------------

(1)	Both the Base Incentive payout and Enhancement increase based upon straight line interpolation between award levels.

Similar to results for achievement of goals attributable to short-term cash incentive compensation, no performance shares or performance cash incentives were earned in connection with the Adjusted EBITDA and Average Guest Count performance targets. The same performance measures and goals, which are defined in the “Annual Cash

2014 Proxy Statement	43

Incentive Compensation” section of the Compensation Discussion and Analysis of this Proxy Statement, were used for the short-term and long-term incentive plans because they reflect the key priorities and desired results for the year. Although the performance-based shares are earned based on the same one-year performance period as the short-term incentive plan, the additional vesting schedule and six-month holding period provides additional performance and retention strength linked to our stock price performance.

As an inducement to join, the Company awarded Mr. Burrowes a one-time long-term incentive of 150% his normal annual grant value for fiscal year 2014. As a result, Mr. Burrowes was awarded a long-term incentive of $1,125,000 in fiscal year 2014.

Make-Whole Award

To induce Mr. Burrowes to forgo certain benefits to which he was entitled at his previous employer, the Company granted him a one-time Make-Whole Award valued at $1,200,000 as of June 21, 2013. This award consists of 131,004 shares of service-based restricted stock that vests in one-third increments over three years and is subject to a six-month hold upon vesting. In addition, the Company agreed to replace any bonus Mr. Burrowes earned at his former employer but which he forfeited by virtue of joining the Company, based upon the provisions of his former employer’s calculation with a “Highly Successful” rating.

High-Performance Award

As an incentive to join the Company and achieve superior performance, the Compensation Committee awarded Mr. Buettgen a one-time “High-Performance” Award. A portion of that award consisted of 250,000 performance-based stock options with a strike price of $7.81, which vest only in the event the Company’s stock price appreciates to $14 per share (or more) for a period of 20 consecutive trading days within the first three years of Mr. Buettgen’s employment with the Company. In the event the performance-based stock options are earned, they vest immediately and are exercisable until the seventh anniversary of the grant date. To align the incentives of senior management, and to help align senior management’s incentives with shareholders, the Compensation Committee awarded similar High-Performance awards to certain executives, including the Named Officers.8 Each of the Named Officers, other than Mr. Burrowes, received 60,000 option shares with a strike price of $9.34 which, like Mr. Buettgen’s, vest only in the event the Company’s stock price appreciates to $14 per share (or more) for a period of 20 consecutive trading days within the first three years of Mr. Buettgen’s employment with the Company. Pursuant to the Company’s offer of employment, Mr. Burrowes High-Performance Award consisted of 125,000 option shares with a $9.34 strike price. The option period for each of the each Named Officer’s awards is also seven years from the grant date.9

--------------------

[8]	Because she separated from the Company prior to the Compensation Committee making the awards, Ms. Grant did not receive a High-Performance Award.
[9]	Upon separating from the Company, Messrs. LeBoeuf, Moore, and Wood each forfeited their High-Performance Award.

44	2014 Proxy Statement

Executive Stock Ownership Guidelines

The Company believes that equity ownership plays a key role in aligning the interests of Company personnel with Company shareholders. To reinforce this philosophy, ownership guidelines for Common Stock have been developed for the Company’s top executives. The guidelines were most recently amended in July 2013 to provide that certain executive officers must hold the lesser of (i) a specified number of shares or (ii) any number of shares, so long as their aggregate total value is equal to a specified multiple of the executive’s salary. Those guidelines are as follows:

	Multiple of Base
Position	Salary	Number of Shares
Chief Executive Officer	3.0	300,000
President Ruby Tuesday Concept, Chief Operations Officer	1.5	50,000
Executive Vice President, Chief Financial Officer	1.0	30,000
Senior Vice President, Chief People Officer	1.0	30,000
Senior Vice President, Chief Development Officer	1.0	30,000
Senior Vice President, Chief Legal Officer	1.0	30,000
Certain other vice presidents	-	5,000

These objectives may be accomplished through the receipt of awards of restricted shares, the exercise of stock options, other stock incentives, open market purchases by the executive on his or her own behalf or by a spouse or on behalf of children under age 21, or through participation in the Company’s Deferred Compensation Plan (the “Predecessor Plan”). Unexercised stock options do not count toward these guidelines.

Ruby Tuesday, Inc. Severance Pay Plan

In July 2010, the Company adopted the Ruby Tuesday, Inc. Severance Pay Plan (the “Severance Plan”). As amended, this plan was an ERISA plan designed to provide severance benefits to certain executive-level employees of the Company in the event that their employment was (i) involuntarily terminated, without cause, due to the elimination of their position or an announced corporate downsizing; (ii) voluntarily terminated due to the material reduction of the executive’s base salary or annual rate of bonus potential; or (iii) by mutual agreement with the Company, in each case subject to execution of a Waiver of Rights and certain disqualifying circumstances. The purpose of the Severance Plan was to attract and retain key executive talent and remain competitive with our industry peers.

2014 Proxy Statement	45

In fiscal year 2012, the Severance Plan was amended to include a non-compete covenant obligating any eligible employee who accepts benefits under the Severance Plan to refrain from performing services of any type for certain of the Company’s competitors for a period of one year from the employee’s last date of employment. And in fiscal year 2013, the Severance Plan was amended to include all employees classified with the title of Vice President and above. Severance benefits under the amended plan were calculated based on a graduated scale using the employee’s title and years of service with the Company.

In the second quarter of fiscal year 2014, the Company terminated the Severance Plan, because the Board viewed the Severance Plan as incongruent with current market practice and contrary to the Company’s business transformation strategy.

Executive Compensation Clawback Policy

In July 2010, the Company adopted an Executive Compensation Clawback Policy for the purpose of recovering any compensation, whether already paid or calculated to be paid, granted to an executive of the Company as a result of material noncompliance with financial reporting requirements that results in a restatement of the Company’s financial results, to the extent that such compensation is attributable to the erroneous financial data in excess of what would have been paid under the accounting restatement. The recovery period pursuant to the policy is up to three years preceding the date on which the Company is required to prepare the accounting restatement.

Other Benefits

Executive Supplemental Pension Plan

Eligible Named Executives of the Company can participate in the ESPP. The ESPP is a nonqualified, unfunded, defined-benefit retirement plan for selected employees. As a condition of entry into the ESPP, future participants generally must complete five years of continuous service in one or more qualifying job positions and must have achieved a minimum salary threshold, as described in the ESPP. Benefits payable under the ESPP are reduced by the amount of benefits payable to a participant in the Retirement Plan.

Under his Employment Agreement, Mr. Buettgen is permitted to participate in the ESPP pursuant to the plan’s terms. If Mr. Buettgen remains employed with the Company on the third anniversary of his start date, he will receive credit under the ESPP for his years of service during his most recent tenure with Darden. This credit only applies to the determination of vesting under the ESPP. It does not count for benefits accrual purposes.

46	2014 Proxy Statement

Deferred Compensation Plan

The Company does not offer top executives the opportunity to participate in the 401(k) Plan. Instead, the Company maintains the Predecessor Plan and the 2005 Deferred Compensation Plan (the “Deferred Compensation Plan”) under which eligible employees currently may elect to defer up to 50% of their annual base compensation to a maximum generally of $17,500 annually. Deferrals made prior to 2005 were made under the Predecessor Plan and deferrals in 2005 and later are made under the Deferred Compensation Plan. Effective as of January 1, 2007, the Company ceased making a matching contribution for executives who hold a position of Senior Vice President or above and who participate in the ESPP. Effective January 1, 2009, for other eligible participants, the Company makes a matching contribution according to a sliding scale based on achievement of a same-restaurant sales performance factor and on years of service.

Mr. Buettgen’s Employment Agreement provides that he is eligible to participate in the Deferred Compensation Plan pursuant to the plan’s terms. The Employment Agreement further provides that Mr. Buettgen receive credit for his years of service during his most recent tenure with Darden. This credit applies to the determination of eligibility; vesting; and Company contributions, if any, under the plan.

Long-Term Disability Insurance Program

The Company sponsors a group long-term disability plan for all full-time employees. This plan provides a benefit of 60% of the employee’s income up to a maximum of $10,000 per month. This coverage is paid for by the employee.

Beginning in February 2011, the Company secured additional long-term disability coverage for certain executives who would not receive a benefit of 60% of their income because of the $10,000 maximum benefit. Specifically, the executive coverage provides an initial $5,000 benefit and then the group policy provides up to $10,000 to reach the 60% income replacement goal. The Named Executives have coverage in addition to the group policy to reach the 60% income replacement level. The executive long-term disability coverage is delivered through individual policies for which the Company pays the premiums until the coverage terminates at either retirement or separation from service.

Executive Life Insurance Plan

The Company also maintains an Executive Life Insurance Plan (“ELIP”) which provides participants with a life insurance benefit equal to four times their annual base salary. Under the ELIP, the Company purchases a term life insurance policy in each participant’s name and pays the premium on such policy during the participant’s employment with the Company. At retirement, the participant may choose to assume payment of the premium to continue the coverage.

2014 Proxy Statement	47

The Company also provides a group Accidental Death & Dismemberment policy for executives who participate in the ELIP. This policy provides for coverage in the amount of four times base salary up to a maximum of $1 million. The Company pays the premiums on this policy until coverage terminates at either retirement or separation from service.

Perquisites

In fiscal year 2014, the Company maintained one airplane for business travel by the Company’s employees. In addition to business travel, the Board has expressed a preference for the Chief Executive Officer and his family and, upon the approval of the Chief Executive Officer, other executives and their families, to use the Company’s airplane for personal travel. The Chief Executive Officer and other executives are required to pay the Company in advance of such travel in an amount equal to the incremental cost to the Company for such flights.

Before joining the Company, Mr. Buettgen lived and worked in the Orlando, Florida area. Until he relocates to the Maryville, Tennessee area, Mr. Buettgen’s Employment Agreement provides that the Company will reimburse Mr. Buettgen for travel to and from the Company’s headquarters.

Mr. Burrowes often joined Mr. Buettgen and other executives on the airplane during flights to and from the Orlando, Florida area. The Company has evaluated the use and deems it to be predominantly business use, not personal. Consequently, the Company does not insist on the advance reimbursement described above. However, the Company recognizes that it is likely the Internal Revenue Service would likely characterize the use as personal for tax purposes. Therefore, the Company has accounted for the use of the airplane in calculating taxable wages for Mr. Burrowes and similarly situated employees. Because the Company views the use as predominantly for business, the Company provides additional cash compensation to those employees for additional tax obligations.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the amount of individual compensation for certain executives that may be deducted by the employer for federal tax purposes in any one fiscal year to $1 million, unless such compensation is “performance-based.” In order to maximize the Company’s ability to deduct certain performance-based compensation under Section 162(m) of the Internal Revenue Code, the Company has previously obtained shareholder approval for the 2010 Executive Incentive Plan and the performance targets contained in the SIP. While it is possible for the Company to compensate or make awards under incentive plans and otherwise that do not qualify as performance-based compensation that is tax deductible under Section 162(m), the Compensation Committee, in structuring compensation programs for the Company’s top executive officers, intends to give strong consideration to the tax deductibility of awards.

48	2014 Proxy Statement

Analysis of Risk Associated with Executive Compensation Plans

In setting compensation, the Compensation Committee also considers the risks to shareholders and to achievement of our goals that may be inherent in the compensation program. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” the Company believes that its executive compensation plans are appropriately structured and do not encourage executives to take unnecessary and excessive risks.

The following elements of our executive compensation plans and policies were considered when evaluating whether such plans and policies encourage our executives to take unreasonable risks:

  we set performance goals that we believe are reasonable in light of past performance and market conditions;
  we use a blend of restricted stock, stock option and performance cash awards to discourage excessive risk taking while simultaneously incenting future performance;
  the service-based vesting over 30 months plus the addition of a six-month holding period for our long-term restricted stock awards, even after achievement of any performance criteria, ensures that our executives’ interests align with those of our shareholders for the long-term performance of the Company;
  assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach;
  our executive stock ownership policy requires our executives to hold certain levels of stock, not options, and restricted stock, which aligns a portion of their personal wealth to the Company’s long-term performance; and
  we adopted a clawback policy in fiscal year 2011 pursuant to which the Company may recover any incentive compensation that was received as a result of a material misstatement of our financial statements. We intend to review our policy once the SEC and NYSE implement rules, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.
COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on this review, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section of this Proxy Statement be included in this Proxy Statement for filing with the SEC.

This report is submitted by the Compensation Committee, the current members of which are named below.

F. Lane Cardwell, Jr.
Kevin T. Clayton
Donald E. Hess
Stephen I. Sadove (Chair)

2014 Proxy Statement	49

2014 SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to or earned by each of the Named Executives during fiscal years 2014, 2013, and 2012.

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
						Incentive Plan	Deferred	All Other
Name and		Salary		Stock	Option	Compensation	Compensation	Compensation
Principal Position(1)	Year	($) (2)	Bonus ($)	Awards (5)	Awards (5)	($) (6)	Earnings ($) (7)	($) (8)	Total ($)
J.J. Buettgen,	2014	800,000	-	375,001	750,816	-	-	113,766	2,039,583
President, CEO	2013	408,791	1,333,333(3)	4,419,171	2,732,508	-	-	160,848	9,054,651
M.O. Moore, EVP,	2014	375,000	25,000(4)	87,497	320,388	-	-	5,081	812,966
CFO	2013	375,000	-	116,670	-	-	-	69,210	560,880
T.A. Burrowes,	2014	420,000	340,000(3)	1,481,243	865,613	-	-	110,149	3,217,005
PRT, Ops
S.A. May, SVP,	2014	325,000	25,000(4)	49,997	245,306	-	150,969	3,715	799,987
CLO	2013	325,000	-	66,667	-	-	72,011	3,603	467,281
J.C. Wood, SVP,	2014	325,000	-	75,000	295,363	-	-	3,619	698,982
CDO
K.S. Grant,	2014	17,913	-	-	-	-	-	965,024	982,937
Former EVP, COO	2013	465,750	-	250,003	-	-	56,319	3,402	775,474
	2012	465,750	-	1,312,496	-	155,650	433,879	2,413	2,370,188
R.F. LeBoeuf,	2014	192,550	25,000(4)	49,997	245,306	-	-	286,234	799,087
Former SVP, CPO	2013	403,650	-	66,667	-	-	37,658	6,584	514,559
	2012	403,650	-	62,498	-	62,956	386,513	5,609	921,226

--------------------

(1)	Messrs. Burrowes and Wood were not Named Executives in fiscal 2013 and Messrs. Buettgen, Moore, Burrowes, Wood, and Ms. May were not Named Executives in fiscal 2012.
(2)	Represents actual base salary payments made to the Named Executives in fiscal years 2014, 2013, and 2012. Mr. Burrowes, Mr. LeBoeuf and Ms. Grant were not employees of the Company for all of fiscal 2014. Mr. Burrowes’, Mr. LeBoeuf’s and Ms. Grant's annualized salary for fiscal year 2014 was $425,000, $403,650, and $465,750, respectively. Mr. Buettgen was not an employee of the Company for all of fiscal year 2013, and his annualized salary in that year was $800,000.
(3)	Represents non-performance based guaranteed cash payments. In fiscal year 2012, no non-performance-based guaranteed cash payments were made to any Named Executive as all cash incentives were performance-based and reflected in the column titled, "Non-Equity Incentive Plan Compensation."
(4)	Represents discretionary bonus given to certain executives in recognition of their past and continuing service to the Company during the leadership transition.

50	2014 Proxy Statement

(5)	Represents the grant date fair value of the equity awards as determined in accordance with GAAP. The Company calculates the grant date fair value of stock awards as the closing value of Common Stock on the date prior to the grant date. Messrs. Buettgen, Moore, Burrowes and Wood and Ms. May received stock awards in fiscal year 2014 which had a grant date fair value of $9.34. In addition, Mr. Burrowes received a stock award in fiscal year 2014 with a grant date fair value of $9.16. Mr. Buettgen received stock awards in fiscal year 2013 which had a grant date fair value of $7.81. Messrs. Moore and LeBoeuf and Mses. May and Grant received stock awards in fiscal year 2013 which had a grant date fair value of $6.66. The stock awards awarded in fiscal year 2012 have an original grant date fair value of $7.87. In addition, Ms. Grant received a stock award in fiscal year 2012 which had a grant date fair value of $9.06. The grant date fair value reflected for stock awards is based on those restricted shares that are expected to vest.
The Company calculates the grant date fair value of service-based stock options using a Black-Scholes option pricing model and calculates the grant date fair value of performance-based stock options with a market condition using a Monte Carlo simulation. The assumptions used in calculating the grant date fair value of the stock option awards are described below:

Grant Date	Interest Rate	Volatility (%)	Dividend Yield	Expected Term
	(%)		(%)	(Years)
July 24, 2013	0.5	42.9	0.0	2.4
July 24, 2013	1.0	45.3	0.0	4.0
July 24, 2013	1.2	59.8	0.0	4.5
July 24, 2013	1.4	69.0	0.0	5.0
December 3, 2012	0.3	46.7	0.0	1.5
December 3, 2012	0.5	67.8	0.0	4.0
December 3, 2012	0.6	74.2	0.0	4.5
December 3, 2012	0.7	73.6	0.0	5.0
August 23, 2011	0.6	79.4	0.0	4.0
August 23, 2011	0.8	75.5	0.0	4.5
August 23, 2011	1.0	72.0	0.0	5.0

Additionally, the assumptions used in calculating the grant date fair value of these awards are disclosed in Note 12 of the Company's Annual Report on Form 10-K for the fiscal year ended June 3, 2014.
(6)	Amounts represent payouts under the 2010 Executive Incentive Compensation Plan and the 2003 Stock Incentive Plan. Further discussion of the 2010 Executive Incentive Compensation Plan and non-equity incentive awards for the Named Executives can be found in the "Annual Cash Incentive Compensation" section of the "Compensation Discussion and Analysis" section of this Proxy Statement.
(7)	Represents the actuarial increase during fiscal years 2014, 2013, and 2012 in the pension value provided under pension plans only as the Company does not pay above-market or preferential earnings on non-qualified deferred compensation.

2014 Proxy Statement	51

(8)	All Other Compensation is as follows:

	Executive			Personal
	Life	Accidental Death	Long-Term	Use of	Post-
	Insurance	&	Disability	Company	Employment	Relocation-
	Payments	Dismemberment	Premiums	Aircraft	Payments	Related
Name	($) (a)	Premiums ($)	($)	($)	($) (b)	Costs ($)	Total ($)
J.J. Buettgen	-	432	4,235	108,881	-	218	113,766
M.O. Moore	-	432	4,649	-	-	-	5,081
T.A. Burrowes	-	432	1,693	108,024(c)	-	-	110,149
S.A. May	822	432	2,461	-	-	-	3,715
J.C. Wood	-	432	1,629	-	-	1,558	3,619
K.S. Grant	761	-	1,513	-	962,750	-	965,024
R.F. LeBoeuf	3,200	216	2,776	-	280,042	-	286,234

--------------------

(a)	The ELIP provides participants with a life insurance benefit equal to four times their projected annual base salary at age 60. Under the ELIP, the Company purchases a term life insurance policy in each participant’s name and pays the premium on such policy during the participant’s employment with the Company. At retirement, the participant may choose to assume payment of the premium to continue the coverage. The Company also provides a group Accidental Death & Dismemberment policy for executives who participate in the ELIP. This policy provides for coverage in the amount of four times base salary up to a maximum of $1 million. The Company pays the premiums on this policy until coverage terminates at either retirement or separation from service.
(b)	Post-employment payment to Ms. Grant represents an amount of two times base salary paid in connection with her departure from the Company pursuant to the Severance Plan. The Severance Plan was terminated before Mr. LeBoeuf’s departure. The Company deemed the payment to Mr. LeBoeuf to be appropriate to ensure a smooth transition.
(c)	As discussed above, the Company recognizes that the Internal Revenue Service would likely deem Mr. Burrowes’ use of the Company airplane as personal and therefore subject to federal income tax. Given the Company’s determination that Mr. Burrowes travel is primarily for business, it believes it is appropriate for the Company to compensate Mr. Burrowes for the tax burden associated with that use. Consequently, $12,607 of this amount is in the form of compensation in the form of a tax gross-up equal to the tax liability Mr. Burrowes incurred as a result of what the Company deems to be business use of the plane. The remaining $95,417 represents the estimated cost to the Company of Mr. Burrowes’ use of the airplane.

52	2014 Proxy Statement

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2014

The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the Named Executives during fiscal year 2014. For a complete understanding of the table, please read the narrative disclosures that follow the table.

					All Other	All Other
					Stock	Option			Grant
					Awards:	Awards:	Exercise		Date Fair
					Number	Number of	or Base	Closing	Value of
		Estimated Future Payouts Under			of Shares	Securities	Price of	Price on	Stock and
		Non-Equity Incentive Plan Awards			of Stock	Underlying	Option	Date of	Option
		Threshold	Target	Maximum	or Units	Options	Awards	Grant	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)(7)	($/Sh)	($)(8)
	07/24/13	200,000	800,000	1,600,000(1)
J.J.	07/24/13	93,750	375,000	750,000(2)
Buettgen	07/24/13				40,150(3)				375,001
	07/24/13					169,300(5)	9.34	9.08	750,816
M.O. Moore	07/24/13	56,250	225,000	450,000(1)
	07/24/13	21,875	87,500	175,000(2)
	07/24/13				9,368(3)				87,497
	07/24/13					39,503(5)	9.34	9.08	175,188
	07/24/13					60,000(6)	9.34	9.08	145,200
T.A. Burrowes	07/24/13		340,000	680,000(1)
	07/24/13	70,313	281,250	562,500(2)
	06/21/13				131,004(4)				1,199,997
	07/24/13				30,112(3)				281,246
	07/24/13					126,975(5)	9.34	9.08	563,113
	07/24/13					125,000(6)	9.34	9.08	302,500
S.A. May	07/24/13	40,625	162,500	325,000(1)
	07/24/13	12,500	50,000	100,000(2)
	07/24/13				5,353(3)				49,997
	07/24/13					22,573(5)	9.34	9.08	100,106
	07/24/13					60,000(6)	9.34	9.08	145,200
J.C. Wood	07/24/13	40,625	162,500	325,000(1)
	07/24/13	18,750	75,000	150,000(2)
	07/24/13				8,030(3)				75,000
	07/24/13					33,860(9)	9.34	9.08	150,163
	07/24/13					60,000(6)	9.34	9.08	145,200
R.F. LeBoeuf	07/24/13	50,456	201,825	403,650(1)
	07/24/13	12,500	50,000	100,000(2)
	07/24/13				5,353(3)				49,997
	07/24/13					22,573(5)	9.34	9.08	100,106
	07/24/13					60,000(6)	9.34	9.08	145,200

--------------------

(1)	Represents the potential payout range as established under the 2010 Executive Incentive Plan. The payout range under the 2010 Executive Incentive Plan is from 25% to 200% of base salary for Mr. Buettgen, 15% to 120% of base salary for Mr. Moore; 20% to 160% of base salary for Mr. Burrowes; and 12.5% to 100% for Ms. May and Messrs. Wood and LeBoeuf. For fiscal year 2014,

2014 Proxy Statement	53

Mr. Burrowes was guaranteed a minimum payout at the level of target or plan performance, whichever is greater. Further discussion of the 2010 Executive Incentive Compensation Plan and non-equity incentive awards for the Named Executives can be found in the “Annual Cash Incentive Compensation” section of the “Compensation Discussion and Analysis” section of this Proxy Statement. The actual fiscal year 2014 payout can be found in the column titled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” section of this Proxy Statement.
(2)	Represents the potential payout range of performance-based cash awards granted in fiscal year 2014. Awards vest based on the attainment of Adjusted EBITDA and Average Guest Count goals for fiscal year 2014. The maximum payout under the performance goal is 200% of the target award. Further discussion of non-equity incentive awards for the Named Executives can be found in the “Annual Cash Incentive Compensation” section of the “Compensation Discussion and Analysis” section of this Proxy Statement. The actual fiscal year 2014 payout can be found in the column titled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” section of this Proxy Statement.
(3)	With the exception of Mr. Moore and Mr. LeBoeuf, amounts represent restricted stock awards which will cliff vest on January 24, 2016. Mr. Moore’s restricted stock award vested on his separation date of August 4, 2014. Pursuant to its terms, Mr. LeBoeuf’s award vested on October 30, 2013, which was the last day of his employment.
(4)	Amount represents restricted stock awards which will vest in three annual installments beginning June 21, 2014.
(5)	Amount represents nonqualified stock options granted with a seven-year term. The awards vest in three annual installments beginning July 24, 2014. The remainder of Mr. Moore’s award vested on his separation date of August 4, 2014. Mr. LeBoeuf’s award vested on October 30, 2013, which was the last day of his employment, and his award expired unexercised on January 14, 2014 pursuant to its terms.
(6)	Amount represents a nonqualified stock option award granted with a seven-year term. The award vests if a share of our Common Stock appreciates to $14 per share (or more) for a period of 20 consecutive trading days on or before December 3, 2015. Mr. Moore’s award, Mr. LeBoeuf’s award, and Mr. Wood’s award were forfeited on August 4, 2014, October 30, 2013, and July 24, 2014, which were their respective last days of employment, pursuant to the terms of the awards.
(7)	Represents the closing stock price of our Common Stock on July 23, 2013, the last trading day before the grant date.
(8)	The assumptions used in calculating the grant date fair value of these awards are disclosed in Note 12 to the consolidated financial statements contained within the Company’s Annual Report on Form 10-K for the fiscal year ended June 3, 2014.
(9)	Amount represents nonqualified stock options that will vest in accordance with the terms of their award.

54	2014 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2014

The following table summarizes information as of June 3, 2014 about the Named Executives’ exercisable stock options, unexercisable stock options, unvested performance-based restricted stock for which the performance criteria have already been measured, and unvested service-based restricted stock.

	Option Awards				Stock Awards
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market or
							Awards:	Payout
							Number of	Value of
	Number of	Number of				Market	Unearned	Unearned
	Securities	Securities			Number of	Value of	Shares,	Shares,
	Underlying	Underlying			Shares or	Shares or	Units or	Units or
	Unexercised	Unexercised			Units of	Units of	Other	Other
	Options	Options	Option	Option	Stock That	Stock That	Rights That	Rights That
	Exercisable	Unexercisable	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name(1)	(#)	(#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
J.J. Buettgen		250,000(2)	7.81	12/03/19	250,000(6)	1,922,500
	84,313	168,626(3)	7.81	12/03/19	179,257(6)	1,378,486
	83,334	166,666(3)	7.81	12/03/19	68,289(6)	525,142
		169,300(4)	9.34	07/24/20	40,150(7)	308,754
							68,289(8)	525,142
M.O.		39,503(5)	9.34	07/24/20	17,518(10)	134,713
Moore		60,000(2)	9.34	07/24/20	9,368(10)	72,040
T.A.		126,975(4)	9.34	07/24/20	131,004(11)	1,007,421
Burrowes		125,000(2)	9.34	07/24/20	30,112(7)	231,561
	15,828		6.58	07/07/16	10,010(9)	76,977
S.A.	21,525		9.39	07/21/17	5,353(7)	41,165
May		22,573(4)	9.34	07/24/20
		60,000(2)	9.34	07/24/20
J.C. Wood		33,860(12)	9.34	07/24/20	8,030(13)	61,751
		60,000(2)	9.34	07/24/20

--------------------

(1)	In accordance with the terms of their respective awards, Ms. Grant and Mr. LeBoeuf did not have any outstanding equity awards at the end of fiscal year 2014, as their awards either early vested or were forfeited when they left the Company. See the “Option Exercise and Stock Vested in Fiscal Year 2014” section of this Proxy Statement for further details.
(2)	With the exception of Mr. Moore and Mr. Wood, the amounts represent nonqualified stock options that will vest only in the event a share of our Common Stock appreciates to $14 per share (or more) for a period of 20 consecutive trading days on or before December 3, 2015. Mr. Moore’s stock options and Mr. Wood’s stock options were forfeited on August 4, 2014 and July 24, 2014, their respective last days of employment pursuant to the terms of the awards.
(3)	Represents nonqualified stock options, one-third of which became vested on December 1, 2013. Of the unexercisable stock options, one-half will vest on December 1, 2014 and one-half will vest on December 1, 2015.

2014 Proxy Statement	55

(4)	Represents nonqualified stock options which will vest in three equal annual installments following July 24, 2013, the grant date of the award.
(5)	Represents nonqualified stock options, of which 13,168 vested on July 24, 2014, and 26,335 of which vested on August 4, 2014 (Mr. Moore’s separation date).
(6)	Represents service-based restricted shares which will cliff vest on June 1, 2015. The shares presented are further subject to a six-month holding period.
(7)	Represents service-based restricted shares which will cliff vest on January 24, 2016. The shares presented are further subject to a six-month holding period.
(8)	Represents performance-based restricted shares which were earned in fiscal year 2013 and will vest on June 1, 2015. The shares presented are further subject to a six-month holding period.
(9)	Represents service-based restricted shares which will cliff vest on January 24, 2015. The shares presented are further subject to a six-month holding period.
(10)	Represents service-based restricted shares which vested on August 4, 2014 (Mr. Moore’s separation date). The shares presented are further subject to a six-month holding period.
(11)	Represents service-based restricted shares which will vest in three equal annual installments following June 21, 2013, the grant date of the award. The shares presented are further subject to a six-month holding period.
(12)	Represents nonqualified stock options which will vest in accordance with the terms of their award.
(13)	Represents service-based restricted shares which will vest in accordance with the terms of their award.

56	2014 Proxy Statement

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2014

The following table presents information regarding exercises of options to purchase shares of Common Stock and stock awards that vested during fiscal year 2014 for each of the Named Executives.

	Option Awards		Stock Awards
Number of
	Number of Shares		Shares	Value
	Acquired on	Value Realized	Acquired on	Realized on
Name	Exercise (#)	on Exercise ($)	Vesting (#)	Vesting ($)
J.J. Buettgen	-	-	-	-
M.O. Moore	-	-	-	-
T.A. Burrowes	-	-	-	-
S.A. May	-	-	15,477	110,790
J.C. Wood	-	-	-	-
K.S. Grant	-	-	118,567	1,110,973
R.F. LeBoeuf	14,592	3,239	31,895	196,651

2014 NONQUALIFIED DEFERRED COMPENSATION

The following table presents information regarding the Predecessor Plan and the Deferred Compensation Plan account for each of the Named Executives.

	Executive	Aggregate	Aggregate	Aggregate
	Contributions	Earnings/(Losses)	Withdrawals/	Balance at
	in Last Fiscal	in Last Fiscal	Distributions	Last Fiscal
Name	Year ($)(1)	Year ($)	($)	Year-End ($)
J.J. Buettgen	-	(8)	-	34,487
M.O. Moore	17,500	3,372	-	37,516
T.A. Burrowes	17,500	1,431	-	18,931
S.A. May	-	9,297	-	54,998
J.C. Wood	-	-	-	-
K.S. Grant	-	(20,532)	(77,487)	-
R.F. LeBoeuf	-	(2,593)	(7,678)	-

--------------------

(1)	Represents the base salary deferred by each Named Executive during fiscal year 2014. These deferrals are included in the “Salary” column of the “2014 Summary Compensation Table” section of this Proxy Statement.

2014 Proxy Statement	57

Descriptions of the Deferred Compensation Plan and the Predecessor Plan can be found in the “Deferred Compensation Plan” section of the “Compensation Discussion and Analysis” section of this Proxy Statement.

The timing and form of distributions under the Deferred Compensation Plan are determined by the elections of each plan participant. A participant’s election may be different for each annual deferral, and under certain circumstances, a participant may change one or more of his or her annual deferral elections. Under the default rule, deferrals are paid in a lump sum in January immediately following the calendar year in which the participant attains age 55 if a termination of employment occurs prior to that age. Otherwise, benefits under the Deferred Compensation Plan will be paid in the form of a lump sum distribution in the month of January immediately following a termination of employment but no later than the end of January following the year in which the participant attains age 65. As an alternative to the default rule, a participant may elect one of the following payment choices: (i) payment in a lump sum in January of the year of the participant’s choice or, if earlier, in the month of January following the calendar year in which the participant terminates employment, or (ii) payment in annual installments for a period of the participant’s choice not exceeding ten years, commencing in January of the year of the participant’s choice or, if earlier, commencing in the month of January following the calendar year in which the participant terminates employment.

PENSION BENEFITS FOR FISCAL YEAR 2014

The following table shows the present value of accumulated benefits payable to the Named Executives, including the number of years of service credited to each such Named Executive, under the ESPP.

58	2014 Proxy Statement

		Number of	Present
		Years	Value of
		Credited	Accumulated	Payments During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)
J.J. Buettgen (1)		-	-	-
M.O. Moore (1)		-	-	-
T.A. Burrowes (1)		-	-	-
S.A. May(2)	Ruby Tuesday, Inc. Executive Supplemental Pension Plan	14	679,295
J.C. Wood (1)		-	-	-
K.S. Grant(2)	Ruby Tuesday, Inc. Executive Supplemental Pension Plan	21	1,422,636	-
R.F. LeBoeuf(2)	Ruby Tuesday, Inc. Executive Supplemental Pension Plan	27	2,151,016	-

--------------------

(1)	Messrs. Buettgen, Moore, Burrowes and Wood were not participants in a Company-sponsored defined benefit plan during fiscal year 2014.
(2)	Mses. Grant and May and Mr. LeBoeuf have an accumulated benefit under the provisions of the ESPP. Key actuarial assumptions for the present value of accumulated benefit calculation can be found in Note 10 to the consolidated financial statements of our Annual Report on Form 10-K for the fiscal year ended June 3, 2014.

Material terms and conditions of the ESPP are described below.

Executive Supplemental Pension Plan

A participant’s accrued benefit in the ESPP equals 2.5% of the participant’s highest five-year average base salary multiplied by the participant’s years and fractional years of continuous service (as defined in the ESPP) but not in excess of 20 years of such service, plus 1% of the participant’s highest five-year average base salary multiplied by the participant’s years and fractional years of continuous service in excess of 20 years, but not in excess of 30 years of such service, less the retirement benefit payable in the form of a single life annuity payable to the participant under the Morrison Retirement Plan and less an offset for Social Security benefits calculated based on a full Social Security earnings assumption and an assumption that his or her wages equaled or exceeded the Social Security taxable wage base.

ESPP Benefit = 2.5% x Average Five-Year Base Salary x Years of Continuous Service
(not in excess of 20) + 1.0% x Average Five-Year Base Salary x Years of Continuous
Service (greater than 20 but not in excess of 30) - Retirement Plan Benefit - Social
Security Benefit

2014 Proxy Statement	59

Base salary includes commissions, but excludes bonuses and other forms of remuneration other than salary. Benefits become vested after the participant has completed ten years of continuous service. Normal retirement age for purposes of the ESPP is age 60, although a participant may retire with an actuarially reduced benefit as early as age 55. Supplemental early retirement provisions allow designated participants to receive unreduced benefits, enhanced benefits, and/or early commencement of benefit payments, depending on age and service criteria specified in the ESPP. A participant’s receipt of unreduced early retirement benefits is conditioned on not competing with the Company for a period of two years following retirement.

On July 11, 2007, the Compensation Committee approved and adopted the restated and amended ESPP which provided for, among other things, a lump-sum payment option. Accordingly, participants retiring after that date may elect to receive payment of their benefit in the following forms, provided the election is made on a timely basis:

  a lump-sum payment;
  a life annuity providing for monthly payments for the life of the participant;
  a life annuity providing for monthly payments for the life of the participant with a guaranteed term certain of ten years (“10-year certain”) or 20 years (“20-year certain”) as specified by the participant;
  a 100%/50% joint and survivor annuity;
  a 100%/75% joint and survivor annuity; or
  a 100%/100% joint and survivor annuity.
60	2014 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information below describes and quantifies certain payments and benefits that would be provided under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of employment of each of the Named Executives, assuming a June 3, 2014 termination date or change-in-control date and, where applicable, using a closing price of $7.69 per share for the Company’s Common Stock on that date.

Due to the number of factors that affect the nature and amount of any payments or benefits provided upon the events discussed below, any actual amounts paid or distributed may be different.

Severance Plan

Until it was terminated in October 2013, the Severance Plan provided that the Named Executives were eligible to receive from the Company a lump sum severance payment equal to two times annualized base salary upon (i) involuntary termination, without cause, due to an announced corporate downsizing or elimination of the executive’s position; (ii) voluntary termination due to the material reduction of the executive’s base salary or annual rate of bonus potential; or (iii) separation by mutual agreement with the Company, in each case, subject to certain disqualifying circumstances and execution of a release of claims against the Company. Ms. Grant separated from the Company pursuant to the Severance Plan. Consequently, she received a sum of $931,500 in accordance with the plan. As previously noted, the Severance Plan was terminated before Mr. LeBoeuf’s separation from the Company. If Mr. Burrowes, Ms. May or Mr. Wood10 had experienced a termination pursuant to the Severance Plan, they would have received $850,000, $650,000 and $650,000, respectively, in severance payments. Severance payments for Messrs. Buettgen and Moore11 are governed by separate agreements, discussed in more detail below, and are not covered by the Severance Plan.

James J. Buettgen

Upon his appointment as President and Chief Executive Officer, Mr. Buettgen entered into an Employment Agreement with the Company. The Employment Agreement provides for severance payments in the event of a termination in lieu of those provided under the Severance Plan. It specifically contemplates three types of severance payments, depending upon the type of termination at issue, which are outlined below. In any scenario, however, Mr. Buettgen would be entitled to any unpaid reimbursements relating to business expenses incurred by him prior to the termination and any benefits to which he is entitled under Company benefit plans.
____________________

[10]	Mr. Wood’s separation from the Company took place after the end of fiscal year 2014.
[11]	Mr. Moore separated from the Company after the start of fiscal year 2015. After the end of the fiscal year but before his separation from the Company, he and the Company amended Mr. Moore’s Separation Agreement, as discussed below.

2014 Proxy Statement	61

In the event of termination due to death or disability,12 Mr. Buettgen would be entitled to: (i) any accrued but unpaid base salary; (ii) any earned but unpaid annual bonus with respect to fiscal years completed prior to the termination; and (iii) any cash or equity awards (including his Initial Award, Make-Whole Award, High-Performance Award and any future equity awards) that have vested or would vest according to their terms based on the termination, provided that any unvested cash or equity awards would be forfeited.

In the event of termination for cause13 or resignation without good reason,14 Mr. Buettgen would be entitled to any accrued but unpaid base salary. Any unvested cash or equity awards would be forfeited.

In the event of termination without cause or a resignation for good reason, Mr. Buettgen would be entitled to: (i) a lump sum payment equal to the amount of (A) any accrued but unpaid base salary and (B) any earned but unpaid annual bonus with respect to fiscal years completed prior to the termination; (ii) a lump sum severance payment equal to 300% of Mr. Buettgen’s then-applicable base salary; and (iii) any cash or equity awards (including his Initial Award, Make-Whole Award, High-Performance Award and any future equity awards) that have vested or would vest according to their terms based on the termination, provided that any unvested cash or equity awards would be forfeited. Under the Employment Agreement, payment of the amounts in (ii) and (iii) above are dependent upon Mr. Buettgen (A) executing a general waiver and release of claims against the Company and its affiliates within 45 days of the termination and (B) complying with certain covenants regarding confidentiality, non-solicitation, trade secrets, and outside employment. Any violation of the covenants could subject Mr. Buettgen’s severance payments to clawback under the Employment Agreement.
____________________

[12]	Under the Employment Agreement, “disability” means that Mr. Buettgen is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can reasonably be expected to result in death or last for a continuous period of not less than 12 months.
[13]	The Employment Agreement defines “cause” to mean conduct amounting to: (i) fraud or dishonesty in the performance of Mr. Buettgen’s duties with the Company or its affiliates; (ii) willful misconduct, refusal to follow the reasonable directions of the Board, or knowing violation of law, rules or regulations (including misdemeanors relating to public intoxication, driving under the influence, use or possession of controlled substances or relating to conduct of a similar nature); (iii) acts of moral turpitude or personal conduct in violation of the Company’s Code of Business Conduct and Ethics; (iv) repeated and extended absence from work without reasonable excuse; (v) a conviction or plea of guilty or nolo contendere to a felony; or (vi) a material breach or violation of the terms of any agreement to which Mr. Buettgen and the Company (or any affiliate) are party.
[14]	Under the Employment Agreement, “good reason” means without Mr. Buettgen’s consent: (i) any change in Mr. Buettgen’s principal place of employment to a location more than 50 miles from Maryville, Tennessee; (ii) any material reduction in Mr. Buettgen’s authority, duties or responsibilities, including any change that results in Mr. Buettgen either (A) not acting as the senior-most executive of the Company or (B) directly reporting to anyone other than the Board; (iii) any reduction in Mr. Buettgen’s base salary; (iv) any failure by the Company to pay Mr. Buettgen’s annual bonus or long-term incentives in accordance with the terms of the Employment Agreement; or (v) any other breach of the Employment Agreement that is material and fundamental to the entirety of the Employment Agreement by the Company.

62	2014 Proxy Statement

Michael O. Moore

Upon his appointment as Executive Vice President, Chief Financial Officer and Assistant Secretary, Mr. Moore and the Company entered into a separation agreement (the “Separation Agreement”). The Separation Agreement provides for severance payments in the event of a termination in lieu of those provided under the Severance Plan.

In the event Mr. Moore’s employment is involuntarily terminated by the Company without cause,15 the Company will pay Mr. Moore an amount equal to his annual base salary as in effect immediately prior to the termination of employment. No severance shall be payable to Mr. Moore under the Separation Agreement in the event of an involuntary termination by the Company for cause, Mr. Moore’s resignation for any reason, or a termination due to death or disability.

On June 26, 2014, after the end of fiscal year 2014, Mr. Moore and the Company entered into an amendment to the Separation Agreement (the “Separation Agreement Amendment”). Mr. Moore stepped down from his position as Chief Financial Officer on June 25, 2014, and retired from the Company on August 4, 2014. Under the Separation Agreement Amendment, upon his retirement or termination due to death, Disability, or involuntary termination by the Company without Cause, the Company agreed to pay Mr. Moore within thirty (30) days following the date of termination of his employment (1) an amount equal to eight (8) months of his base salary in effect on the last day of his employment and (2) a payment for any unused fiscal year 2015 vacation time. In addition, the Company agreed to pay Mr. Moore any fiscal year 2014 discretionary bonus awarded by the Company and monthly payments equal to the value of the employer subsidy provided to active employees for the level of health care coverage Mr. Moore elected upon exercise of his health care coverage continuation (COBRA) rights under the Company’s group health plan. The Separation Agreement Amendment did not affect Mr. Moore’s rights with respect to previously awarded outstanding equity awards under the 1996 SIP or the SIP. The Separation Agreement Amendment also provides for a restriction on Mr. Moore’s ability to solicit employees of the Company as well as a restriction on disparagement by either party.
____________________

[15]	Under the Separation Agreement, “cause” is defined as conduct amounting to (i) fraud or dishonesty in the performance of Mr. Moore’s service with the Company or its affiliates; (ii) Mr. Moore’s willful misconduct, refusal to follow the reasonable directions of his supervisors, or knowing violation of law, rules or regulations (including misdemeanors relating to public intoxication, driving under the influence, use or possession of controlled substances or relating to conduct of a similar nature); (iii) acts of moral turpitude or personal conduct in violation of the Company’s Code of Business Conduct and Ethics; (iv) absence from work without reasonable excuse; (v) intoxication with alcohol or drugs while on the Company’s or its affiliates’ premises; (vi) a conviction or plea of guilty or nolo contendere to a crime involving dishonesty; or (vii) a breach or violation of the terms of any agreement to which Mr. Moore and the Company (or any affiliate) are party.

2014 Proxy Statement	63

Deferred Compensation

The Named Executives are eligible to participate in two deferred compensation plans. Deferrals made prior to 2005 were made under the Predecessor Plan and deferrals in 2005 and later were made under the Deferred Compensation Plan. Ms. May participates in both plans, but did not contribute to either plan in fiscal year 2014. Messrs. Buettgen and Burrowes participated in the Deferred Compensation Plan during calendar year 2013, but did not contribute to it during calendar year 2014. Mr. Moore participated in the Deferred Compensation Plan in both calendar year 2013 and calendar year 2014. Mr. Wood did not participate in either plan. Ms. Grant and Mr. LeBoeuf participated in both plans prior to separating from the Company.

The last column of the “2014 Nonqualified Deferred Compensation” table of this Proxy Statement reports each Named Executive’s aggregate balance in the Predecessor Plan and the Deferred Compensation Plan at June 3, 2014. If the Named Executives had terminated employment on the last day of fiscal year 2014, the Company would have been required to distribute from its general assets to each Named Executive the amount in his or her deferred compensation account. As described below, the timing and form of distribution would have depended upon the participant’s election, the plan rules, and, in the case of distributions under the Predecessor Plan, the discretion of the plan administrator. The account balances continue to be credited with increases and decreases reflecting changes in the value of the underlying investments; therefore, amounts actually received by the Named Executives may differ from those shown in the “2014 Nonqualified Deferred Compensation” table of this Proxy Statement.

Distributions from the Predecessor Plan are made at termination of employment, retirement, disability, or death and are either in a lump sum or annual or more frequent installments, as determined by the plan administrator.

Equity Awards and Performance-Based Cash Incentives

Stock Options

If any of the Named Executives’ employment were to be terminated (i) involuntarily other than for cause, (ii) due to death, disability, divestiture, or retirement, or (iii) if the Company experienced a change in control, any non-exercisable stock options would become exercisable, as those criteria are defined in the applicable plan or agreement. In the event of termination due to early retirement prior to the end of fiscal year 2014, a portion of the stock options would become exercisable for Messrs. Buettgen, Burrowes, Moore and Wood and Ms. May. In connection with their departures from the Company in fiscal year 2014, outstanding stock options previously awarded to Ms. Grant, Mr. LeBoeuf, and Mr. Moore, other than the High-Performance Award granted to Mr. LeBoeuf and Mr. Moore, vested. Upon his departure from the Company in fiscal year 2015, Mr. Wood forfeited his High-Performance Award.

64	2014 Proxy Statement

Restricted Stock Awards

Service-based restricted stock awarded to the Named Executives is subject to service conditions and performance-based restricted stock is subject to performance and service conditions.16 Vesting of restricted stock awards will be accelerated upon certain events. Therefore, if a termination of employment without cause or due to death, disability or attainment of a certain age or satisfaction of the “Rule of 90” under the ESPP had occurred or, in the case of certain awards, had a divestiture or a change in control occurred on the last day of fiscal year 2014, the vesting of restricted stock awards would have been accelerated. For service-based restricted stock, all of the restricted shares would have vested under the early vesting scenarios described above. In connection with the departure of Ms. Grant and Mr. LeBoeuf from the Company in fiscal year 2014, and in connection with the departure of Mr. Moore in fiscal year 2015, outstanding service-based restricted stock awards vested.

Performance-Based Cash Incentives

The Named Executives have received grants of performance-based cash incentives. Performance-based cash incentives awarded to the Named Executives are subject to service conditions. Vesting of the performance-based cash incentives will be accelerated upon certain events. In the event of a termination of employment without cause or due to death, disability or retirement or a change in control that occurred on the last day of fiscal year 2014, the vesting of the performance-based cash incentives would have been accelerated and the Named Executives would have received cash incentives that were earned in accordance with the performance condition as determined by the Compensation Committee in August 2013 and July 2014.

The following table provides the intrinsic value (the value of the option award based upon the closing price of the Company’s Common Stock on June 3, 2014 minus the exercise price) of stock option awards, restricted stock, and performance-based cash incentives that would become exercisable or vested if the Named Executive had terminated employment or if the Company had experienced a change in control as of June 3, 2014.

	Involuntary
	Termination
	Other Than For
Name of	Cause,(1) Death	Change in	Divestitures	Retirement
Executive	or Disability ($)	Control ($)(2)	($)(3)	($)(4)
J.J. Buettgen	5,193,358	5,193,358	-	-
M.O. Moore	206,753	206,753	-	-
T.A. Burrowes	1,238,982	1,238,982	-	-
S.A. May	118,141	118,141	-	-
J.C. Wood	61,751	61,751	-	-
____________________

16     The Company did not award any performance-based restricted stock in fiscal year 2014.

2014 Proxy Statement	65

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(1)	For Mr. Buettgen, the term “cause” means (a) fraud or dishonesty in the performance of his duties with the Company or its affiliates; (b) willful misconduct, refusal to follow the reasonable directions of the Board, or knowing violation of law, rules or regulations (including misdemeanors relating to public intoxication, driving under the influence, use or possession of controlled substances or relating to conduct of a similar nature); (c) acts of moral turpitude or personal conduct in violation of the Company’s Code of Business Conduct and Ethics; (d) repeated and continued absence from work without reasonable excuse; (e) a conviction or plea of guilty or nolo contendere to a felony; or (f) a material breach or violation of the terms of any agreement to which he and the Company (or any affiliate) are party. The term “disability” means that Mr. Buettgen is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can reasonably be expected to result in death or last for a continuous period of not less than 12 months.

For Messrs. Moore and LeBoeuf and Mses. Grant and May, “cause” is defined under the stock option award agreement as conduct amounting to (a) fraud or dishonesty in the performance of the executive’s duties, (b) the executive’s willful misconduct, refusal to follow the reasonable directions of his/her supervisors, or knowing violation of law, rules or regulations (including misdemeanors relating to public intoxication, driving under the influence, use or possession of controlled substances or relating to conduct of a similar nature), (c) acts of moral turpitude or personal conduct in violation of the Company’s Code of Business Conduct and Ethics, (d) absence from work without a reasonable excuse, (e) intoxication with alcohol or drugs while on Company’s or affiliates’ premises, (f) conviction or plea of guilty or nolo contendere to a crime involving dishonesty, or (g) a breach or violation of the terms of any agreement to which the Named Executive and the Company are a party. The term “disability” is defined under the 2003 SIP as having the same meaning as provided in the long-term disability plan or policy maintained by the Company.

(2)	Amounts shown in this column include amounts that are change in control payments. Pursuant to the awards, “change in control” means:
     (i) the acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of voting securities of the Company where such acquisition causes any such Person to own twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that the following shall not constitute a Change in Control: (1) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company; or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate.
     (ii) within any twelve-month period (beginning on or after the Effective Date), the persons who were directors of the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors of the Company; provided that any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if that director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;
     (iii) the consummation of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;
     (iv) the sale, transfer or assignment of all or substantially all of the assets of the Company and its affiliates to any third party; or
     (v) the liquidation or dissolution of the Company.

66	2014 Proxy Statement

(3)	“Divestiture” is defined as the sale by the Company, or an affiliate of the Company, of previously owned Company (or affiliate) operated units or businesses to an independent company, where the Named Executive was employed at, or supervised, such units or businesses and, upon the completion of such transaction, the Named Executive’s employment with the Company (or affiliate) ceases and the Named Executive immediately becomes an employee or owner of the purchaser of such units or businesses.

(4)	For all Named Executives, “retirement” is generally defined as a termination of service upon attainment of age 60 or satisfaction of the “Rule of 90” (if eligible). Under the terms of the ESPP, the Rule of 90 is satisfied with regard to eligible participants when they are at least 55 years of age and the sum of their age and years of service equals or exceeds 90.

Pension Benefits

The Named Executives are eligible to participate in the ESPP subject to certain service requirements. Currently, only Ms. May participates in the ESPP, and none of the current Named Executives, including Ms. May, would have been eligible for a benefit under the ESPP if they had retired on June 3, 2014. Under the terms of the ESPP, these benefits are subject to forfeiture or actuarial reduction based upon certain willful misconduct or prohibited business competition by the participant.

Ms. Grant and Mr. LeBoeuf also participated in the ESPP, but neither would have been eligible for a benefit under the ESPP if they had retired during fiscal year 2014. Due to their separation from the Company, under the terms of the ESPP each will be eligible for a benefit at the time they turn age 60.

Retiree Health Insurance Plan

Named Executives who participate in the ESPP and terminate employment after becoming early-retirement eligible under the ESPP are eligible, along with their spouse and dependents, to participate in the retiree health insurance plan. The Named Executive pays 100% of the premium under the retiree health insurance plan. Once a Named Executive reaches age 65, he or she is no longer eligible to participate in the retiree health insurance plan. Instead, the Company will provide $70 per month toward Medicare supplement coverage until the Named Executive’s death.

Life Insurance

Under the ELIP, if any of the Named Executives had died on June 3, 2014, the survivors of Messrs. Buettgen, Burrowes, and Wood and Ms. May would have received $3.5 million, $2.0 million, $1.5 million, and $1.5 million, respectively. Ms. Grant’s employment with the Company ended on June 7, 2013. Mr. LeBoeuf’s employment with the Company ended on October 30, 2013. If any of the Named Executives had died on June 3, 2014 as the result of an accident, the survivors of each Named Executive would have received an additional $1.0 million.

Mr. Moore maintained a separate policy and, pursuant to the Company’s agreement with him, during fiscal year 2014 the Company paid a pro-rated portion of the premium that represented a benefit of $1.6 million in coverage.

2014 Proxy Statement	67

Disability

The short-term and long-term disability plans are available generally to all salaried employees. The short-term disability benefit is equal to 70% of salary for 26 weeks. This benefit is limited to $10,000 per month. The long-term disability plan for employees holding the position of vice president and higher, including the Named Executives, defines disability as being disabled from the position previously held with the Company while the definition of disability for all other participants in the plan requires that, after two years of disability, the employee must be disabled from any job in order to continue to receive benefits under the plan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table presents information as of the end of fiscal year 2014 with respect to equity compensation plans of the Company:

(b)
	(a)	Weighted-	(c)
	Number of Securities	Average Exercise	Number of Securities
	to be Issued Upon	Price of	Remaining Available for
	Exercise of	Outstanding	Future Issuance Under
	Outstanding Options,	Options,	Equity Compensation Plans
	Warrants and	Warrants and	(Excluding Securities
Plan Category	Rights (#)	Rights ($)	Reflected in Column (a)) (#)
Equity compensation plans approved by
security holders	1,934,626	9.05	3,058,319 (1)
Equity compensation plans not
approved by security holders	752,939 (2)	7.81	-
Total	2,687,565	8.70	3,058,319

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(1)	This amount consists of 66,296 shares available for issuance under the 1996 SIP and 2,992,023 shares available for issuance under the SIP.

(2)	This amount consists of 250,000 service-based and 250,000 performance-based stock options awarded to Mr. Buettgen as part of a High-Performance Award and 252,939 service-based stock options awarded to Mr. Buettgen as part of a Make-Whole Award.

PROPOSAL TWO: ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are asking shareholders to approve the compensation of the Named Executives as described in the “Compensation Discussion and Analysis” section of this Proxy Statement. The Company has designed its compensation program to attract and retain the best possible executive talent and to motivate the Company’s executives to achieve the

68	2014 Proxy Statement

goals of the Company’s business strategy through a “pay for performance” compensation structure that rewards executive performance that maximizes financial return to shareholders, prudently invests capital and achieves certain targets for sales and profits. In addition to the discussion of our executive compensation program found in the “Compensation Discussion and Analysis” section of this Proxy Statement, we urge you to consider the following factors in deciding how to vote on this proposal:

  executive pay is tied to performance, a majority of which is not guaranteed;
  our Compensation Committee has positioned executive pay near the 50th percentile of the Company’s Peer Group;
  undue risk is mitigated by the utilization of caps on potential payments, clawback provisions, and lengthy vesting periods;
  we provide only modest perquisites that benefit the Company’s business purposes;
  we have adopted reasonable share ownership guidelines, which all Named Executives meet;
  our Compensation Committee has engaged an independent consultant that reports directly to the Compensation Committee and provides no other services to the Company;
  we do not have separate change in control agreements or excise tax gross-ups in connection with changes in control; and
  we do not include the value of short-term or long-term incentive compensation in pension calculations.

The Board recommends a vote FOR the following advisory resolution because it believes that the policies and practices described in the “Compensation Discussion and Analysis” section of this Proxy Statement are effective in achieving the Company’s goals of attracting and retaining the best possible executive talent, motivating sustained financial and operational performance, and aligning executives’ interest with those of shareholders:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s Named Executives, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying compensation tables and related narrative).
This advisory resolution, commonly referred to as the “say-on-pay” resolution, is non-binding on the Board. At our October 2011 shareholder meeting, the Company’s shareholders elected to conduct such an advisory vote on executive compensation on an annual basis. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

2014 Proxy Statement	69

RELATED PERSON TRANSACTIONS

The Board has adopted a written policy that all related person transactions with the Company must be approved in advance by the Audit Committee. All potential related person transactions must be submitted to the Secretary for subsequent submission to the Audit Committee. All related person transactions are presumed to be prohibited unless the Audit Committee determines that one of the following exceptions applies:

  the terms of the proposed transaction would be reasonable under the circumstances if the Company and the related person were dealing at arm’s length;
  the terms of the proposed transaction are less favorable to the related person than if the Company and the related person were dealing at arm’s length;
  there is a compelling business reason to approve the transaction after taking into account such factors as the availability of other unrelated persons to perform similar work under a similar timeframe and price structure;
  the Audit Committee has been made fully aware of existing or potential significant conflicts in connection with the proposed transaction and determines that the Company has taken appropriate steps to manage such conflicts; or
  the related person policy was followed in relation to the related person transactions disclosed earlier in this section.

There were no related person transactions with the Company in fiscal year 2014.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee reports as follows with respect to the audit of the Company’s fiscal year 2014 consolidated financial statements (the “Financial Statements”):

  management is primarily responsible for the preparation of the Financial Statements in accordance with GAAP and the financial reporting process, including the system of internal controls over financial reporting. KPMG, our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s Financial Statements, including the system of internal controls over financial reporting and for issuing a report thereon;
  the Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions about the effectiveness of the Company’s internal control over financial reporting;
70	2014 Proxy Statement

  the Audit Committee has reviewed and discussed the Financial Statements with KPMG and the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and accounting judgments, and the transparency of disclosures in the Financial Statements;
  the Audit Committee has discussed with KMPG the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”);
  the Audit Committee has received the written disclosures and letter from KPMG required by the NYSE Listing Standards and the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence from the Company and has discussed with KPMG the firm’s independence;
  the Audit Committee has held meetings with KPMG throughout the fiscal year without management present, to discuss financial reporting matters;
  in its meetings with KPMG, the Audit Committee asks KPMG to address several topics that the Audit Committee believes are particularly relevant to its oversight, including: whether KPMG would have in any way prepared the Financial Statements differently from the manner selected by management; if the auditor were an investor, would the investor have received, in plain English, the information essential to understanding the Company’s financial performance during the reporting period; and whether the Company is following the same internal audit procedures that would be followed if KPMG were the Company’s Chief Executive Officer; and
  based on reviews and discussions of the Financial Statements with management and discussions with KPMG described above, the Audit Committee recommended to the Board of Directors that the Financial Statements, including the Company’s system of internal controls over financial reporting, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 3, 2014.

The Audit Committee, comprised of all non-management directors, meets at regularly scheduled executive sessions at which Mr. Lanigan, the Audit Committee Chairman, presides.

This report is submitted by the Audit Committee, the current members of which are named below.

Mark W. Addicks
F. Lane Cardwell, Jr.
Bernard Lanigan, Jr. (Chair)
Jeffrey J. O’Neill

2014 Proxy Statement	71

Audit Committee Charter

The Board has adopted a written charter for the Audit Committee, a copy of which, as amended to date, is available on our website at http://rubytuesday.com/investors/governance. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter and the Board approves it on an annual basis.

Independence of Audit Committee Members

Each of the members of our Audit Committee meets the requirements for independence as defined by the applicable listing standards of the NYSE and the SEC rules.

PROPOSAL THREE: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has selected KPMG to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 2, 2015. At the Annual Meeting, we will ask shareholders to ratify the Board’s selection. KPMG has served in this same capacity since 2000 and is expected to be represented at the Annual Meeting. A representative of KPMG will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.

The Board has submitted this Proposal to our shareholders as required by the Audit Committee Charter. If the shareholders do not ratify the Board’s proposal, the Board will reconsider its action with respect to the engagement of KPMG. Approval of the resolution, however, will in no way limit the Board’s authority to terminate or otherwise change the engagement of KPMG during the fiscal year ending June 2, 2015.

Accountants’ Fees and Expenses

The following table sets forth the aggregate fees billed to the Company by KPMG for the fiscal years ended June 3, 2014 and June 4, 2013.

	Fiscal Year Ended
	June 3, 2014	June 4, 2013
Audit Fees (1)	$822,180	$824,400
Audit-related Fees (2)	31,500	36,700
Tax Fees (3)	500	7,500
Total Fees	$854,180	$868,600

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(1)	Includes fees for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of the condensed consolidated financial statements included in our quarterly reports on Form 10-Q for the first three quarters of fiscal years 2014 and 2013, fees associated with the audits of internal control over financial reporting, and fees for procedures performed

72	2014 Proxy Statement

in connection with segment reporting, subsidiary accounting, debt modification accounting, cash flow statement reclassifications, asset impairments, discontinued operations, share-based payment accounting, and the recognition and measurement of the valuation allowance for deferred tax assets.
(2)	Includes fees for professional services rendered in fiscal years 2014 and 2013 in connection with audits of an employee benefit plan, consents in connection with the Company’s franchise disclosure document circulars, and our definitive proxy statement relating to our 2014 and 2013 annual meeting of shareholders.
(3)	Includes fees for professional services rendered in connection with a repairs and maintenance project and the limitations under Section 162(m) of the Internal Revenue Code.

Audit Committee Policy for the Engagement of the Independent Auditor for Audit and Permitted Non-Audit Services

The Audit Committee has adopted a policy governing the provision of audit and permitted non-audit services by our independent registered public accounting firm. Pursuant to this policy, the Audit Committee will consider annually, and, if appropriate, approve, the engagement of the independent registered public accounting firm to provide audit, review, and attest services for the relevant fiscal year. Any changes to the terms and conditions of the annual engagement, resulting from changes in audit scope or Company structure or from other subsequent events, must be approved in advance by the Audit Committee.

The policy also provides that any proposed engagement of the independent registered public accounting firm for non-audit services that are permitted under applicable laws, rules, and regulations, must be approved in advance by the Audit Committee, except that the pre-approval requirement is waived with respect to the provision of non-audit services if (i) the aggregate amount of such services, other than tax planning or tax strategies services, does not exceed $25,000 in a single instance; (ii) such services were not recognized to constitute non-audit services at the time of engagement of the independent registered public accounting firm; and (iii) such services were promptly brought to the attention of the Audit Committee and approved prior to completion of the service by the Audit Committee or by a majority of the members of the Audit Committee. Such approvals are required to be obtained in advance at regularly scheduled meetings of the Audit Committee, except in special circumstances where delaying such approval until the next regularly scheduled meeting of the Audit Committee is impractical. In such special circumstances, approval of such engagements may be obtained by (i) telephonic meeting of the Audit Committee; (ii) unanimous consent action of all of the members of the Audit Committee; or (iii) electronic mail, facsimile or other form of written communication so long as such written communication is ratified by unanimous consent action prior to the next regularly scheduled meeting of the Audit Committee or by resolution at the next regularly scheduled meeting of the Audit Committee. The policy prohibits the engagement of an independent registered public accounting firm in instances in which the engagement is prohibited by applicable laws, rules, and regulations.

All of the services, if any, provided under Audit Fees, Audit-related Fees, and Tax Fees were pre-approved by the Audit Committee.

2014 Proxy Statement	73

Determination of Auditor Independence

The Audit Committee has considered and evaluated the services provided by KPMG and has determined that the provision of such services was not incompatible with maintaining KPMG’s independence.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SHAREHOLDER PROPOSALS

Any shareholder of the Company who wishes to submit a proposal for action at our 2015 Annual Meeting of Shareholders and who desires the proposal to be considered for inclusion in our proxy materials must provide a written copy of the proposal to the Company not later than April 23, 2015 and must otherwise comply with the rules of the SEC relating to shareholder proposals. Shareholder proposals should be sent by mail to the Company’s principal executive office or by facsimile at (865) 379-6826 followed by mail submission, in each case to the attention of Scarlett May, Senior Vice President, Chief Legal Officer and Secretary of the Company.

The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2015 Annual Meeting of Shareholders but not submitted for inclusion in the proxy materials for such meeting unless (a) with respect to any nomination for director, written notice of the intent to make the nomination is submitted to the Company at least 90 days in advance of the meeting and is otherwise made in accordance with the nomination procedures contained in the Articles of Incorporation and certain other procedures contained in the Bylaws of the Company, or (b) with respect to any other shareholder proposal, notice of the matter is received by the Company at its principal executive office at least 90 days in advance of the meeting and complies with certain other procedures contained in the Bylaws of the Company, and in either case, certain other conditions of the applicable rules of the SEC are satisfied.

GENERAL

Management does not know of any other business to come before the Annual Meeting. If, however, other matters do properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A list of shareholders entitled to be present and vote at the Annual Meeting will be available for inspection by shareholders at the time and place of the Annual Meeting.

74	2014 Proxy Statement

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended June 3, 2014 are available without charge to shareholders upon written request to the Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801, telephone number (865) 379-5700 and are available on our website at http://rubytuesday.com/investors/annualreports. Additional copies of these documents may be requested by contacting the Secretary at the address and phone number listed above. In addition, you may access these materials on the Internet at https://materials.proxyvote.com/781182 which does not have “cookies” that identify visitors to the site.

By Order of the Board of Directors,

Scarlett May
Senior Vice President, Chief Legal Officer and Secretary

August 27, 2014
Maryville, Tennessee

2014 Proxy Statement	75

RUBY TUESDAY, INC. ATTN: RAMONA SEALE 150 W. CHURCH AVENUE MARYVILLE, TN 37801
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the annual meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the annual meeting. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M78086-P55235	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
RUBY TUESDAY, INC.

To Elect Three Class I Directors For a Term of Three Years to the Board of Directors:

The Board of Directors recommends a vote FOR all Director Nominees listed below.

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	STEPHEN I. SADOVE	☐	☐	☐

	1b.	MARK W. ADDICKS	☐	☐	☐

	1c.	DONALD E. HESS	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	TO APPROVE AN ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.	☐	☐	☐

3.	TO RATIFY THE SELECTION OF KPMG LLP TO SERVE AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 2, 2015.	☐	☐	☐

NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) THEREOF.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

M78087-P55235

RUBY TUESDAY, INC.
Annual Meeting of Shareholders
October 8, 2014 11:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated August 27, 2014. The undersigned hereby appoints James J. (JJ) Buettgen and Jill Golder and either of them, with full power of substitution, as proxy or proxies to represent the undersigned and to vote all shares of Ruby Tuesday, Inc. (the "Company"), common stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders, to be held at 11:00 AM, EDT on October 8, 2014 at the Ruby Tuesday, Inc., Restaurant Support Center, 150 West Church Avenue, Maryville, TN 37801, and any adjournment(s) thereof, as designated on the reverse side hereof and in their discretion as to other matters as described in the Proxy Statement and as to any other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned.

If you hold Ruby Tuesday stock in the Ruby Tuesday, Inc. Salary Deferral Plan (the "401 (K) Plan"), this proxy/voting instruction card is solicited by the Trustee, Wells Fargo Shareholder Services. You may vote these shares by phone and/or Internet as described on the reverse side. If you do not provide voting instructions with respect to the shares held in the 401 (K) Plan, those shares will not be voted.

This proxy/voting instruction card, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. This proxy is revocable at or anytime prior to the meeting.

Continued and to be marked, dated and signed on reverse side